PROSPECTUS SUPPLEMENT DATED SEPTEMBER 15, 1995
                      (To Prospectus Dated August 31, 1995)

                     ZIEGLER COLLATERALIZED SECURITIES, INC.
                    $7,200,000 Collateralized Bonds Series 6,
                          Due Serially to March 1, 2001
                                  Guaranteed by
                           THE ZIEGLER COMPANIES, INC.


        Interest on the Series 6 Bonds is payable semiannually on the 1st day of each March and September, commencing March 1, 1996, with respect to interest accrued through the day immediately preceding each such semiannual payment date. The Series 6 Bonds mature on the "Stated Maturities" set forth herein, subject to earlier redemption by Ziegler Collateralized Securities, Inc. (the "Issuer") under certain circumstances. (See "Description of the Bonds - Mandatory Redemption of Bonds" at page 11 and "Description of the Bonds - Redemption at Option of Issuer" at page 12 of the Prospectus.)

                  MATURITY SCHEDULE AND INTEREST RATES

           Stated Maturity         Amount      Rate
           ---------------         ------      -----

           September 1, 1996    $ 1,400,000    6.00%
           March 1, 1997        $   795,000    6.25%
           September 1, 1997    $   795,000    6.25%
           March 1, 1998        $   810,000    6.50%
           September 1, 1998    $   810,000    6.50%
           March 1, 1999        $   808,000    6.75%
           September 1, 1999    $   807,000    6.75%
           March 1, 2000        $   433,000    7.00%
           September 1, 2000    $   432,000    7.00%
           March 1, 2001        $   110,000    7.00%


        Payment of the principal and interest and redemption premium (if any) on, the Series 6 Bonds will be unconditionally guaranteed by The Ziegler Companies, Inc. (the "Guarantor"). The Series 6 Bonds will be secured by equipment leases, purchase money security agreements or non-recourse notes pledged with the Trustee under the Indenture ("Pooled Assets") which are intended to provide funds sufficient to service the required payments of principal and interest on the Series 6 Bonds.

        The Series 6 Bonds have been assigned a rating of "BBB" by Duff & Phelps, Inc. ("Duff & Phelps"). The rating of "BBB" is considered an "Investment Grade" rating, which Duff & Phelps describes as follows:
   "Below-average protection factors, but which are still considered sufficient for prudent investment. Considerable variability in risk during economic cycles."

        There is no public market for the Series 6 Bonds, and there can be no assurance that a secondary market for the Series 6 Bonds will develop or, if it does develop, that it will provide Bondholders with liquidity of investment or that it will continue for the life of the Series 6 Bonds. The Underwriter, B.C. Ziegler and Company, has made no determination as to whether, and there is no assurance that, it will participate in or develop a secondary market for the Series 6 Bonds.

        See "Risk Factors" at page 5 of the Prospectus for certain factors to be considered by purchasers of the Series 6 Bonds.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        Price to     Underwriting     Proceeds to
                        Public(1)    Commission(2)    Issuer

   Per Bond  . . . .       100%        2.50%            97.50%
   Total . . . . . .    $7,200,000   $180,000         $7,020,000


   (1) Plus accrued interest from September 1, 1995 and a handling charge of $5.00 per transaction.

   (2) Pursuant to the Underwriting Agreement between the Issuer and the Underwriter with respect to the Series 6 Bonds, and subject to the terms and conditions contained therein, B.C. Ziegler and Company has agreed to purchase the Series 6 Bonds from the Issuer at a purchase price equal to 97.50% of the principal amount thereof. The Issuer has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting" in this Prospectus Supplement.

        The Series 6 Bonds are offered by the Underwriter as stated herein, subject to receipt and acceptance by the Underwriter and subject to the right to reject any order in whole or in part. It is expected that delivery of the Series 6 Bonds will be made on or about September 19, 1995.

                            B. C. ZIEGLER AND COMPANY

        This Prospectus Supplement does not contain complete information regarding the offering of the Series 6 Bonds and should be used only in conjunction with the annexed Prospectus.

        No person has been authorized to give any information or to make any representations concerning this offering not contained in this Prospectus Supplement or the Prospectus and, if given or made, such information or representations must not be relied upon. This Prospectus Supplement and the Prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Series 6 Bonds offered hereby, nor an offer of the Series 6 Bonds in any state or jurisdiction in which, or to any person to whom, such offer would be unlawful. The delivery of this Prospectus Supplement or the Prospectus at any time does not imply that information herein or therein is correct as of any time subsequent to the date of such information; however, if any material change occurs while this Prospectus Supplement or the Prospectus is required by law to be delivered, this Prospectus Supplement or the Prospectus will be amended or supplemented accordingly.

                                TABLE OF CONTENTS
                              Prospectus Supplement

                                                      Page
                                                      ____

    Reports to Bondholders   . . . . . . . . . . .    2
    Summary of Certain Terms of the Series 6 Bonds    3
    Description of the Pool  . . . . . . . . . . .    4
    Payment and Redemption of the Series 6 Bonds      4
    Recent Developments  . . . . . . . . . . . . .    5
    Use of Proceeds  . . . . . . . . . . . . . . .    6
    Underwriting   . . . . . . . . . . . . . . . .    6
    Appendix A   . . . . . . . . . . . . . . . . .    A-1

                                   Prospectus
                                                                        Page

   Available Information . . . . . . . . . . . . . . . . . . . . . . .     2
   Incorporation of Certain Documents by Reference . . . . . . . . . .     2
   Prospectus Summary  . . . . . . . . . . . . . . . . . . . . . . . .     3
   Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
   The Guarantor - Financial Information . . . . . . . . . . . . . . .     9
   Ziegler Collateralized Securities, Inc. . . . . . . . . . . . . . .    10
   The Ziegler Companies, Inc. - The Guarantor . . . . . . . . . . . .    10
   Description of the Bonds  . . . . . . . . . . . . . . . . . . . . .    11
   Federal Income Tax Consequences . . . . . . . . . . . . . . . . . .    13
   Description of the Indenture  . . . . . . . . . . . . . . . . . . .    15
   Description of the Guaranty . . . . . . . . . . . . . . . . . . . .    16
   Equipment Leasing and Financing . . . . . . . . . . . . . . . . . .    17
   Description of the Pool . . . . . . . . . . . . . . . . . . . . . .    19
   Certain Bankruptcy Considerations of Pooled Assets  . . . . . . . .    23
   Servicer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
   Management  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
   Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30
   Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . .    30
   Additional Information  . . . . . . . . . . . . . . . . . . . . . .    31
   Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . .    31


        IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SERIES OF BONDS OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             REPORTS TO BONDHOLDERS

        THE ISSUER WILL FILE OR CAUSE TO BE FILED WITH THE COMMISSION SUCH PERIODIC REPORTS AS ARE REQUIRED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE RULES AND REGULATIONS OF THE COMMISSION THEREUNDER. THE ISSUER DOES NOT INTEND TO SEND FINANCIAL REPORTS TO THE BONDHOLDERS.

        THE ISSUER'S PRINCIPAL EXECUTIVE OFFICES ARE LOCATED AT 215 NORTH MAIN STREET, WEST BEND, WISCONSIN 53095. ITS TELEPHONE NUMBER IS (414) 334-5521.

                 SUMMARY OF CERTAIN TERMS OF THE SERIES 6 BONDS

        The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this Prospectus Supplement and in the Prospectus attached hereto, to the Indenture dated as of December 1, 1991, as amended, and as supplemented by the Series 6 Supplemental Indenture dated as of September 1, 1995, between the Issuer and the Trustee, copies of which have been, or will be, filed with the Securities and Exchange Commission.

   Securities Offered  . . .    $7,200,000 aggregate principal amount of
                                Collateralized Bonds, Series 6, due serially to March 1, 2001, (the "Series 6 Bonds"). The
                                Series 6 Bonds will be issued as book-entry
                                Bonds in initial denominations of $1,000 or integral multiples thereof. See "Description of the Bonds - Book-Entry-Only System" in the Prospectus at Page 12.

   Interest Payments . . . .    Payable semiannually on the 1st day of each
                                March and September, commencing March 1,
                                1996, with respect to interest accrued
                                through the day immediately preceding each such semiannual payment date, to holders of record on the 15th day of the immediately preceding month.

   Redemption Dates; Issuer's
   Option to Redeem  . . . .    The Series 6 Bonds are subject to redemption
                                at option of Issuer in whole or in part on any March 1 or September 1 on or after March
                                1, 1998,.

   Mandatory Redemption
    of Bonds . . . . . . . .    The Series 6 Bonds are subject to mandatory
                                redemption at any time (i) without premium to the extent of any cash deposit made by the Issuer to the Trustee in connection with the release of any Defaulted Pooled Assets constituting part of the collateral pool for the Series 6 Bonds or (ii) with a premium of 1% of the principal amount of the Series 6
                                Bonds redeemed prior to September 19, 1997 and without premium if redeemed on such date or thereafter to the extent of proceeds received by the Issuer from the early termination of any of the Pooled Assets and the purchase of the related equipment by the lessee thereunder or its assignee, in each case such redemption to occur as soon as practicable following the receipt of such proceeds.

   Collateral  . . . . . . .    A. The entire interest of the Issuer in the
                                   Pooled Assets with the aggregate amount
                                   of the scheduled rentals and/or debt
                                   payments payable thereunder in each
                                   six-month period ending on a March 1 or
                                   September 1 so long as the Series 6 Bonds are outstanding, together with other funds then held by the Trustee for payment of principal of and interest on the Bonds of such Series on such Semiannual Payment Date (after deducting all Servicer Fees and Trustee's Fees accruing during such period), equal to or greater than the aggregate amount of principal and interest payable on the Series 6 Bonds on such Semiannual Payment date.

                                B. The Principal and Interest Payment
                                   Account for the Series 6 Bonds in which
                                   the Issuer will deposit on or before the business day immediately preceding each March 1 and September 1 an amount equal to the aggregate amount of principal and interest payable with respect to the Series 6 Bonds on such Payment Date and in which the Trustee will also deposit
                                   (i) all payments, including insurance and liquidation proceeds, on the Pooled Assets securing the Series 6 Bonds remitted to the Trustee, and (ii) amounts received with respect to the sale of such Pooled Assets upon termination or liquidation of the Pool, and (iii) amounts received in connection with the release of any Defaulted Pooled Asset securing the Series 6 Bonds by the Guarantor or Ziegler Leasing Corporation ("ZLC") or upon early termination of any such Pooled Asset and the sale of related equipment.

                                C. All earnings on amounts on deposit in the
                                   Principal and Interest Payment Account
                                   for the Series 6 Bonds preceding a March
                                   1 or September 1.

                                D. A perfected security interest in the
                                   equipment subject to each Pooled Asset in the Pool securing the Series 6 Bonds.

                                E. Proceeds of insurance against the loss or
                                   theft of or damage to the equipment
                                   subject to each Pooled Asset securing the Series 6 Bonds.

   The Pool  . . . . . . . .    The entire interest of the Issuer in Pooled
                                Assets with an aggregate amount (initial net investment) of: $8,058,258.07.

                             DESCRIPTION OF THE POOL

        The Pool securing the Series 6 Bonds shall initially consist of the Pooled Assets, pledged to the Trustee pursuant to one or more assignments, which are listed on Appendix A hereto. The Pooled Assets will consist of Leases, Purchase Money Security Agreements and Non-Recourse Notes. The Issuer's aggregate net investment in the Pooled Assets securing the Series 6 Bonds (determined in accordance with generally accepted accounting principles), together with any cash collateral held by the Trustee (except for an amount equal to any accrued interest on the Series 6 Bonds) will be not less than 110% of the aggregate principal amount of the outstanding Series Bonds.

        Although the Issuer holds perfected security interests in the equipment subject to the Pooled Assets pledged with the Trustee under the Indenture, certain of such security interests may be secondary to other security interests filed with respect to such equipment. Accordingly, investors should be aware that there can be no assurance that, in the event of default under a Pooled Asset, the Trustee will be able to realize on such underlying equipment.

        The following States account for 10% or more of the Pooled Assets in the Pool securing the Series 6 Bonds (based on the Issuer's initial net investment in the Pooled Assets): Ohio (20%), Florida (14%), Wisconsin (11%), Oregon (11%) and Texas (10%). The following entities account for 10% or more of the Pooled Assets in the Pool securing the Series 6 Bonds (based on the Issuer's initial net investment in the Pooled Assets):
   Cardiology Associates of Lubbock P.A., Lubbock, Texas (10%), Meditek Palms, Inc., Miami, Florida (10%), St. Agnes Hospital of Fond du Lac, Fond du Lac, Wisconsin (10%) and Mission Packaging, Inc., Tigard, Oregon (10%).

                  PAYMENT AND REDEMPTION OF THE SERIES 6 BONDS

        The Series 6 Bonds will mature serially in the amount and on the dates set forth below and will bear interest from September 1, 1995 at the respective interest rates set forth below:

   Principal Amount   Stated Maturity      Interest Rate Per Annum

    $1,400,000        September 1, 1996          6.00%
       795,000        March 1, 1997              6.25%
       795,000        September 1, 1997          6.25%
       810,000        March 1, 1998              6.50%
       810,000        September 1, 1998          6.50%
       808,000        March 1, 1999              6.75%
       807,000        September 1, 1999          6.75%
       433,000        March 1, 2000              7.00%
       432,000        September 1, 2000          7.00%
       110,000        March 1, 2001              7.00%

        Interest will be payable semiannually on the1st day of each March and September, commencing March 1, 1996, with respect to interest accrued through the day immediately preceding each such Semiannual Payment date. (See "Description of the Bonds - Payments of Interest" in the Prospectus at page 11.)

        The Series 6 Bonds will be required to be redeemed (i) without premium to the extent of any deposit made by the Issuer to the Trustee in connection with the release of any Defaulted Pooled Assets or (ii) with a premium of 1% of the principal amount of Series 6 Bonds redeemed prior to September 19, 1997, and without premium on or after September 19, 1997 to the extent of proceeds received by the Issuer from the early termination of any of the Pooled Assets and the purchase of the related equipment by the Lessee thereunder, in each case, as soon as practicable following the receipt of such proceeds. See "Description of the Bonds - Mandatory Redemption of Bonds" on page 11 of the Prospectus.

        The Issuer may at its option redeem all or any part of the Series 6 Bonds on any March 1 or September 1 on or after March 1, 1998. See "Description of the Bonds - Redemption at Option of Issuer" in the Prospectus at page 12.

                               RECENT DEVELOPMENTS

   Guarantor

        The Guarantor has reported the following summary income data and the six month(s) ended June 30, 1995.

                                           Six Months Ended
                                           June 30, 1995
                                           (Unaudited)

       Revenues  . . . . . . . . . . .     $24,302,072
       Net Income  . . . . . . . . . .     $   791,335

       The Guarantor's ratio of earnings to fixed charges was 1.21 for the six month(s) ended June 30, 1995 (unaudited). Such fixed charge coverage ratio was calculated in accordance with Securities and Exchange Commission practice and includes the proportionate share of earnings and fixed charges of a special purpose corporation which is 50% owned by the Guarantor. The earnings of this corporation consist almost entirely of earnings on mortgage certificates guaranteed by the Government National Mortgage Association or guaranteed mortgage pass-through certificates issued by the Federal National Mortgage Association. The interest expense of this corporation consists of interest on bonds backed by such mortgage certificates. The ratio of earnings to fixed charges for this corporation is 1.00. The ratio of earnings to fixed charges of the Guarantor excluding the proportionate share of earnings and fixed charges of this corporation was 1.37 for the six month(s) ended June 30, 1995.

       The Guarantor's unaudited capitalization at June 30, 1995 was:

                                            Amount     As Adjusted (b)

      Long-term Debt (excluding amounts
         currently due) (a)  . . . . .    $29,187,029     $49,547,029
      Common Stock Equity  . . . . . .     50,443,651      50,443,651
                                          -----------     -----------
      Total Capitalization . . . . . .    $79,630,680     $99,990,680

   _______________

   (a) Excluding long-term indebtedness of corporation which is 50% owned by the Guarantor.

   (b) Adjusted to reflect the issuance of $20,360,000 of additional Bonds, the principal amount of Bonds which may be issued in the future under the Issuer's current Registration Statement.

        The following table reflects the certain summary financial data for ZLC for the six month(s) ended June 30, 1995:

                                          Six Month(s) Ended
                                          June 30, 1995
                                          (Unaudited)

     ZLC
     Revenues  . . . . . . . . . . . .   $  5,121,033
     Expenses  . . . . . . . . . . . .      4,613,888
     Income Before Taxes   . . . . . .        507,146
     Net Income  . . . . . . . . . . .        312,146
     Total Assets  . . . . . . . . . .    $53,061,388
     Total Liabilities   . . . . . . .     41,999,286
     Total Surplus (ZLC Net Worth)   .     11,062,102


        The following table sets forth the percentage of ZLC's Lease portfolio by category of each user as of June 30, 1995.

       Hospitals and Medical Centers           45.7%
       Clinics, Laboratories and Physicians    29.3%
       Commercial and Industrial Businesses    25.0%
                                               ______
                                               100.0%

        The average term of leases in ZLC's portfolio at June 30, 1995, was approximately 54 months.

        Set forth below is certain information concerning the bad debt write-off experience on Leases held by ZLC for the six month(s) ended June 30, 1995:

   Cost of      Investment  Reserve For   % of        % of      Bad Debt    % of         % of
   Equipment    in Leases   Bad Debts     Cost     Investment   Write-Off   Cost       Investment

   $91,147,557  $46,051,492  $647,132     .710%     1.405%        -0-        0%           0%

        During the last five years (1990-1994), the aggregate write-off was attributable to Leases located in the following States: California (79.3%), South Carolina (15%), Ohio (5.3%) and New York (.4%).

                                 USE OF PROCEEDS

        The net proceeds from the sale of the Series 6 Bonds together with the proceeds of unsecured indebtedness incurred by the Issuer will be used by the Issuer to pay the expenses of the offering of the Series 6 Bonds and to purchase the Pooled Assets comprising the Pool for the Series 6 Bonds. Pooled Assets will be assigned and delivered to the Trustee, as security for the Series 6 Bonds simultaneously with delivery of the Series 6 Bonds. The Issuer's unsecured indebtedness will be repaid from contract payments received under the Pooled Assets which are in excess of the amounts required from time to time to meet the debt service requirements on the Series 6 Bonds. The net proceeds is determined by subtracting the Issuer's expenses of issuance from the gross proceeds from the sale of the Series 6 Bonds, calculated as follows:

   Gross Proceeds from the Sale
    of Series 6 Bonds  . . . . . . . . . . .    $7,200,000
    Less Estimated Expenses of Issuance  . .    $  180,000
                                                ----------
   Estimated Net Proceeds  . . . . . . . . .    $7,020,000
                                                ==========

                                  UNDERWRITING

        Subject to the terms and conditions set forth in the Underwriting Agreement and the Terms Agreement respecting the Series 6 Bonds, the Issuer has agreed to sell to B.C. Ziegler and Company (the "Underwriter"), and the Underwriter has agreed to purchase, $7,200,000 in principal amount of the Series 6 Bonds.

        Under the terms and conditions of the Underwriting Agreement, the Underwriter is committed to take and pay for all of the Series 6 Bonds, if any are taken.

        The Underwriter proposes to offer the Series 6 Bonds in part directly to retail purchasers at the initial public offering prices set forth on the cover page of this Prospectus Supplement, and in part to certain securities dealers at such prices less a maximum concession of 1.5%. After the Series 6 Bonds are released for sale to the public, the offering prices and other selling terms may from time to time be varied by the representatives.

        The offering price of the Series 6 Bonds and other selling terms related thereto may not be varied until after the completion of the distribution of the Series 6 Bonds.

        The Issuer has agreed to indemnify the Underwriter against certain liabilities including liabilities under the Securities Act of 1933, as amended.

                                                             APPENDIX A
                                                    Description of Pooled Assets
                                                              Securing
                                                           Series 6 Bonds
                                                                                                                 Option to
                                                                                                                 Purchase
                                                                                Aggregate      Purchase          Equipment
                                                                                Payments       Price             or Prepay
                                                                                from Date      (Issuer's         Debt Prior
                                    Description                                 of Purchase    Initial Net       to End of
                        Date of        of            Type of        Monthly     to End of      Investment)       Contract
        Lessee          Contract    Equipment        Contract (3)   Payment     Contract       of Contract       Term (1)

   Information Storage  10/1/94    Various Test &        L         $4,958.14   $178,493.04    $168,496.77        None(2)
   Devices, Inc.                   Manufacturing
   San Jose, CA                    Equipment

   Information Storage  1/1/95     Various Test &        L         $3,994.24   $155,775.36    $142,936.67        None(2)
   Devices, Inc.                   Manufacturing
   San Jose, CA                    Equipment

   Information Storage  7/1/95     Manufacturing         L         $2,170.64   	$97,678.80     $84,707.68        None
   Devices, Inc.                   Equipment
   San Jose, CA

   Cardiology
    Consultants, P.A.   5/1/95     2 Sopha DST           L        $13,623.34   $912,763.78    $693,688.81        None
   d/b/a Cardiac                   Gamma Cameras
    Diagnostic Center
   Newark, DE

   West Bend Clinic,
    S.C.                7/1/95     Acuson 128 XP-10      L         $2,306.91   $131,493.87    $105,949.60        None
   West Bend, WI                   Ultrasound System

   Providence Medical
    Center              7/1/95     Datascope             L         $1,353.85    $77,169.45     $61,956.60        None
   Wayne, NE                       Monitoring Equipment

   Cardiology           8/1/95     Miscellaneous         L        $17,096.69   $991,608.02    $808,965.64        None
    Associates of                  Medical and
    Lubbock, P.A.                  Office Equipment
   Lubbock, TX

   The Parish of        10/20/94   Modular Building      L         $1,665.00   $138,195.00    $102,892.19        None
   Saint Elizabeth
   of Hungary, The
   Catholic Diocese
   of Miami, Florida
   Pompano Beach, FL

   Broadlawns Medical   10/20/94   Philips BV29          L         $2,191.86   $107,401.14     $89,543.37        None
    Center                         Mobile C-Arm
   Des Moines, IA

   Radiologists, PC     3/20/95    ATL Ultramark         L         $4,172.70   $175,253.40    $147,953.41        None
   Kansas City, MO                 HDI 3000 Ultrasound
                                   System

   Kings Medical of     6/20/95    Philips Gyroscan T5   L        $11,286.37   $643,323.09    $514,910.30        None
   Wisconsin, Limited
   Liability Company
   Hudson, OH

   Kings Medical        6/20/95    Warranty and          L        $10,391.04   $592,289.28    $474,063.31        None
    Company                        Leaseholds
   Hudson, OH

   Cascade Microtech,   6/20/95    Furniture, Fixtures   L         $1,980.71   $112,900.47     $96,744.29        None(2)
    Inc.                           and Equipment
   Beaverton, OR

   City of Harriman
    Tennessee           9/15/94    SAI Computer System   NR        $5,546.12   $260,667.64    $216,787.18        N/A
   d/b/a Harriman City
    Hospital
   Harriman, TN

   Meditek Palms, Inc.  4/1/95     Impact 1.0 Tesla MRI  NR       $16,895.66   $963,052.62    $794,537.46        N/A
   Miami, FL

   Bothwell Regional    7/1/95     Sopha DST XL Gamma    NR        $9,651.00   $550,107.00    $464,210.00        N/A
   Health Center                   Camera
   Sedalia, MO

   Cardiovascular       12/1/94    Sopha DST Gamma       NR        Variable    $330,956.00    $280,659.58        N/A
    Associates                     Camera
   of North Alabama, P.C.
   Birmingham, AL

   St. Agnes Hospital   9/1/94     Varian Clinic 2100    NR       $19,397.23   $911,669.81    $795,360.19        N/A
   of Fond du Lac                  Linear Accelerator
   Fond du Lac, WI                 and Simulator

   Lima Memorial
    Hospital            8/1/94     Philips SR 7000 CT    NR       $15,197.13   $699,067.98    $608,740.06        N/A
   Lima, OH                        System

   Simpson General
    Hospital            6/5/95     ATL HDI 9 Ultramark   NR        $2,925.00   $157,950.00    $134,428.91        N/A
   Mendenhall, MS                  Ultrasound System

   Mission Packaging,
    Inc.                3/10/95    Plastic Molding       NR       $18,029.60   $955,568.80    $794,373.01        N/A
   Tigard, OR                      Assembly Equipment

   Plants In Design,
    Inc.                3/10/95    Containers and Pull   NR        $5,914.38   $313,462.14    $260,583.92        N/A
   Miami, FL                        Units

   St. Mary's Hospital  2/20/95    Toshiba Powerpace     NR        $3,221.37   $132,076.17    $116,678.70        N/A
   Nebraska City, NE               Upgrade for SSA-2700

   Kershaw County
   Memorial Hospital    3/20/95    IMED IV Pumps         NR        $2,156.08   $116,428.32     $99,090.42        N/A
   Camden, SC
                                                                             -------------   ------------
                                                                             $9,705,351.18  $8,058,258.07
                                                                             =============  =============

   (1)   Except as otherwise indicated in note (2), lessee has option to purchase leased equipment for $1.00 at end of lease term.
   (2)   Lessee required to purchase leased equipment for bargain purchase price (10% of original equipment cost) at end of lease term.
   (3)   L = Lease; NR = Non-Recourse loan; PMSA = Purchase Money Security Agreement loan.

                                   $40,000,000                     PROSPECTUS
                     ZIEGLER COLLATERALIZED SECURITIES, INC.
                              COLLATERALIZED BONDS
                                  Guaranteed By
                           THE ZIEGLER COMPANIES, INC.

         Collateralized Bonds, in an aggregate principal amount of $40,000,000 (the "Bonds") will be issued from time to time by Ziegler Collateralized Securities, Inc., a Wisconsin corporation (the "Issuer") and are offered hereby. Payment of the principal of and interest and redemption premium (if any) on, the Bonds will be unconditionally guaranteed by Ziegler Companies, Inc., a Wisconsin corporation (the "Guarantee"). Each series of Bonds will be at all times secured by an assignment by the Issuer of its interests in one or more separate security pools consisting of (A) equipment leases (the "Leases"), (B) purchase money security agreements ("Purchase Money Security Agreements") and/or
   (C) non-recourse notes ("Non-Recourse Notes"), each secured by the equipment subject to such instruments, originated or acquired by the Ziegler Leasing Corporation ("ZLC") and sold to the Issuer, or with respect to Non-Recourse Notes, originated by the Issuer, or originated by ZLC and sold to the Issuer, all as more fully described herein. Leases, Purchase Money Security Agreements and Non-Recourse Notes purchased by the Issuer are hereinafter referred to collectively as "Pooled Assets". ZLC, a corporation organized under Wisconsin law (the "Servicer", or "ZLC"), will service and administer the Pooled Assets) and provide administrative support to the Issuer. Various series of Bonds may bear interest at different rates and have different payment and maturity dates.

         Certain of the Bonds may be redeemed prior to maturity. The Issuer will redeem a portion of the Bonds of a series to the extent of any cash deposit made by the Issuer to the Trustee in connection with the release of any Defaulted Pooled Asset (as hereinafter defined) or from the proceeds received from the early termination of any Pooled Asset (and the purchase of the related equipment by the lessee thereof ("Lessee") or its assignee or the prepayment of principal on a Purchase Money Security Agreement or Non-Recourse Note by a debtor thereunder ("Debtor")), constituting a part of the collateral securing such series of Bonds promptly following the receipt of such proceeds. In addition, the Issuer may redeem any or all of the Bonds of any series on or after the second anniversary of the original issuance thereof. (See "DESCRIPTION OF THE BONDS - Redemption.") The Bonds are not subject to redemption or repurchase at the option of the Bondholders.

         No sales of Bonds may be consummated without delivery of a Prospectus Supplement describing the specific terms of such Bonds and the terms of offering thereof. Offers and sales of the Bonds of each series will be made as described in the Prospectus Supplement for each series.

         Duff & Phelps, Inc. ("Duff & Phelps") has assigned a rating of not less than "BBB" to the Bonds. The rating of "BBB" is considered an "investment grade" rating assigned to Bonds which Duff & Phelps describes as follows: "Below-average protection factors, but which are still considered sufficient for prudent investment. Considerable variability in risk during economic cycles." The Bonds of each series will be individually rated by Duff & Phelps. Each such rating will be "BBB" or higher and will be specified in the Prospectus Supplement for that series. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization.

         There is currently no secondary market for the Bonds and there can be no assurance that a market will develop. The underwriter, B.C. Ziegler and Company (the "Underwriter"), has made no determination as to whether, and there is no assurance that, it will participate in or develop a secondary market for the Bonds.

         See "Risk Factors" beginning on page 5 herein for information as to factors of importance to investors.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         RETAIN THIS PROSPECTUS FOR FUTURE REFERENCE. THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF BONDS UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                            B. C. ZIEGLER AND COMPANY

                 The date of this Prospectus is August 31, 1995.

                              AVAILABLE INFORMATION

         The Guarantor is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith the Guarantor files, and will continue to file reports and other information with the Securities and Exchange Commission (the Commission). The Issuer, pursuant to Commission Staff Accounting Bulletin Topic 1-G and a No-Action Letter of the Commission's Division of Corporation Finance to the Issuer, dated August 11, 1992 is not required to file periodic reports pursuant to Sections 13 and 15(d) of the Exchange Act. However, the Guarantor's Exchange Act reports contain summarized financial information regarding the Issuer, pursuant to Rule 1-02(aa) of Regulation S-X promulgated under the Exchange Act. Information, as of particular dates, concerning directors and officers, their remuneration, their security holdings, the principal holders of securities of the Guarantor and any material interest of such persons in transactions with the Guarantor, is disclosed in proxy statements distributed to shareholders of the Guarantor and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the offices of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Northeast Regional Office, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

         The Issuer and the Guarantor have filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, thereto referred to as the Registration Statement) under the Securities Act of 1933, as amended (the "Act"). The Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Guarantor's Annual Report on Form 10-K for the year ended December 31, 1994, as well as the Guarantor's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, and June 30, 1995 are incorporated herein by reference.

         All documents filed by the Guarantor and the Issuer pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Issuer and the Guarantor undertake to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents.

         Requests for such copies should be directed to S. Charles O'Meara, Senior Vice President and General Counsel, The Ziegler Companies, Inc., 215 North Main Street, West Bend, Wisconsin 53095, telephone number (414) 334-5521.

                               PROSPECTUS SUMMARY

         The following is a summary of certain material contained in this Prospectus. The summary is intended merely to highlight certain information, and there is information in this Prospectus that is not included in the summary. Prospective investors are therefore urged to review the entire Prospectus carefully.

   Security Offered  . . . .    $40,000,000 principal amount of
                                Collateralized Bonds (the "Bonds") of Ziegler
                                Collateralized Securities, Inc. (the
                                "Issuer"), issuable in Series (See
                                "Description of the Bonds"). Guaranty of The
                                Ziegler Companies, Inc. ("Guarantor") (See
                                "Description of the Guaranty").

   Duff & Phelps' Rating . .    A rating of not less than "BBB" has been
                                assigned to the Bonds. The specific rating assigned to each series is specified in the Prospectus Supplement describing the Bonds of of such series. (See "Description of the Bonds - Bond Rating").

   Issuer  . . . . . . . . .    The Issuer is a wholly-owned subsidiary of
                                the Guarantor. B.C. Ziegler and Company
                                (hereinafter sometimes referred to as the "Underwriter"), which will act as the underwriter for the Bonds, and Ziegler
                                Leasing Corporation (hereinafter sometimes referred to as "ZLC" or "Servicer"), from which the Issuer will purchase the equipment leases ("Leases"), purchase money security agreements ("Purchase Money Security
                                Agreements") and non-recourse notes, secured by assignments of Leases financed thereunder
                                ("Non-Recourse Notes") (collectively "Pooled
                                Assets") which will secure the Bonds, are wholly-owned subsidiaries of the Guarantor.
                                The Issuer does not have, nor is it expected in the future to have, any significant assets other than the Pooled Assets assigned as security for specific series of securities issued by it.

   Guarantor . . . . . . . .    The Ziegler Companies, Inc., West Bend,
                                Wisconsin.

   Servicer  . . . . . . . .    Ziegler Leasing Corporation, West Bend,
                                Wisconsin.

   Trustee . . . . . . . . .    M&I First National Bank, West Bend, Wisconsin
                                (Trustee).

   Interest Payments . . . .    Interest on the Bonds will be payable on such
                                dates as shall be specified in the Prospectus
                                Supplement for each series (See "Description of the Bonds - Payments of Interest").

   Stated Maturity . . . . .    The Bonds of each series shall mature on the
                                dates set forth on the cover page of the Prospectus Supplement describing the Bonds of such series.

   Semiannual Payment Date .    The first day of the months specified in the
                                Prospectus Supplement describing each series of Bonds.

   Payment Date  . . . . . .    Any Semiannual Payment Date or Redemption
                                Date.

   Redemption Date . . . . .    Any date on which the Bonds of any series may
                                be called for redemption as specified in the Prospectus Supplement for such series of Bonds.

   Mandatory Redemption
    of Bond  . . . . . . . .    The Bonds of each series are subject to
                                mandatory redemption (i) without premium to the extent of any cash deposit made by the Issuer to the Trustee in connection with the release of any Defaulted Pooled Asset (as hereinafter defined) constituting part of the collateral pool for such series or (ii) with a premium of 1% of the principal amount of Bonds of such Series redeemed prior to the second anniversary date of the original issuance thereof and without premium thereafter to the extent of proceeds received by the Issuer from the early termination of any of the Pooled Assets and the purchase of the related equipment by the lessee thereof
                                ("Lessee") or its assignee, in the case of a Lease, or the prepayment of principal on the Purchase Money Security Agreements or
                                Non-Recourse Notes by a debtor thereunder
                                ("Debtor"), in each case such redemption to occur as soon as practicable following the receipt of such proceeds. (See "Description of the Bonds - Mandatory Redemption of
                                Bonds.")

   Issuer's Option to
    Redeem . . . . . . . . .    The Bonds of any series may be redeemed in
                                whole or in part by the Issuer, without
                                premium on or after the second anniversary of the original issuance thereof. (See
                                "Description of the Bonds - Redemption at
                                Option of Issuer.")

   Special Considerations  .    The Issuer does not have, nor is it expected
                                in the future to have, any significant assets other than the Pooled Assets securing the various series of Bonds. The Pooled Assets securing each series of Bonds will serve as collateral for that series of Bonds. The obligations of the Guarantor under its guaranty of the Bonds will be unsecured. (See
                                "Special Considerations.")

   The Pool  . . . . . . . .    There will be a separate pool (the "Pool") of
                                Pooled Assets securing each series of Bonds
                                consisting of:
       A. Pooled Assets  . .    Assignment to the Trustee of the entire
                                interest of the Issuer in the Pooled Assets
                                with the aggregate amount of the scheduled
                                rentals and/or debt payments payable
                                thereunder in each six- month period ending
                                on a Semiannual Payment Date (after deducting
                                all Servicer Fees and Trustee's Fees accruing
                                during such period) together with other funds
                                then held by the Trustee for payment of
                                principal and interest on the Bonds of such
                                Series on such Semiannual Payment Date, so
                                long as the Bonds of such Series are
                                outstanding being equal to or greater than
                                the aggregate amount of principal and
                                interest payable on the Bonds of such series
                                on such Semiannual Payment Date. (See
                                "Description of the Pool - General.")
       B. Principal and
          Interest Payment
          Account  . . . . .    The Trustee will maintain a Principal and
                                Interest Payment Account for each series of Bonds in which the Issuer will deposit on or before the business day immediately preceding each Payment Date an amount equal to the aggregate amount of principal and interest payable with respect to the Bonds of such series on such Payment Date. The Trustee will also deposit in the Principal and Interest
                                Payment Account (i) all payments of
                                principal, including insurance and
                                liquidation proceeds, on the Pooled Assets remitted to the Trustee, and (ii) amounts received with respect to the sale of the Pooled Assets upon termination or liquidation of the Pool, and (iii) amounts received upon the purchase of any Defaulted Pooled Asset
                                (as hereinafter defined) by the Guarantor or ZLC or upon early termination of any Pooled
                                Asset and the sale of related equipment.

       C. Reinvestment
          Earnings   . . . .    All amounts on deposit in the Principal and
                                Interest Payment Account prior to the
                                business day immediately preceding a Payment
                                Date will be invested and reinvested in
                                certain eligible investments, in either case maturing not later than the business day immediately preceding such Payment Date.

       D. Leased or Financed
          Equipment  . . . .    The Bonds will also be secured by a perfected
                                security interest in the equipment subject to each Pooled Asset in the Pool securing the Bonds of such series.

       E. Insurance Policies    The Indenture requires the Issuer to cause to
                                be maintained insurance against the loss or theft of or damage to the equipment subject to each Pooled Asset in an amount which is at least equal to the full insurable value of the equipment subject to each Pooled Asset.
                                (See "Description of the Bonds - Maintenance of Insurance.")

                                  RISK FACTORS

        Investors should consider, among other things, the following factors in connection with the purchase of the Bonds.

   Limited Liquidity

        The Bonds have no established trading market, and there can be no assurance that a secondary market will develop or, if it does develop, that it will provide Bondholders with liquidity of investment or will continue for the life of the Bonds. The Underwriter has made no determination as to whether, and there is no assurance that, it will participate in or develop a secondary market for the Bonds. See cover of this Prospectus. The Issuer does not intend to apply for the listing of Bonds on any exchange or on the Nasdaq National Market. The market value of the Bonds will fluctuate with changes in prevailing rates of interest. Consequently, sale of Bonds by a Bondholder in any market which may develop may be at a discount from their face amount or purchase price.

   Limited Assets of Issuer; Security Interests in Underlying Equipment

        The Issuer does not have, nor is it expected in the future to have, any significant assets other than the Pooled Assets securing the various series of Bonds. The Pooled Assets securing a series of Bonds will be held by the Trustee as security only for the Bonds of such series. Although the Issuer will hold a perfected security interest in the equipment underlying the Pooled Assets, certain of such security interests may be secondary to other security interests filed with respect to such equipment. Accordingly, investors should be aware that there can be no assurance that in the event of a default under a Pooled Asset the Trustee will be able to realize on such underlying equipment. See "Ziegler Collateralized Securities, Inc." and "Description of the Pool - General" herein.

   Obligations of Guarantor

        The Guarantor is essentially a holding company and has no material assets other than the stock of and loans to its subsidiaries. The Guarantor sells its commercial paper and loans the proceeds thereof to its subsidiaries to finance their operations. The obligations of the Guarantor under its guaranty of the Bonds (the "Guaranty") will be unsecured, will be on a parity with the claims of other unsecured creditors of the Guarantor and will be subordinate to the claims of creditors of the Guarantor's subsidiaries with respect to the assets of such subsidiaries. The Guarantor has not incurred any secured indebtedness. No subsidiary of the Guarantor is a party to the Guaranty. See "The Ziegler Companies, Inc.
   - The Guarantee" herein. See "Description of the Guaranty" herein.

   No Government Guaranties

        Neither the Bonds nor the Pooled Assets are insured or guaranteed in whole or in part by the United States, any agency of or corporation chartered by the United States, any other governmental agency or any other person or entity except for the guaranty of the Bonds by the Guarantor. See "Description of the Guaranty" herein.

   Payment of Servicer's and Trustee's Fees

        Pursuant to the Servicing Agreement (see "Servicer" herein), the Servicer will be entitled to deduct and retain from the monthly rentals on the Leases or monthly debt payments on the Purchase Money Security Agreements or Non-Recourse Notes, as the case may be, in each Pool a monthly fee equal to .04167% of the Issuer's total net investment in Pooled Assets in the Pool (determined in accordance with generally accepted accounting principles ("GAAP")) as of the last day of the preceding month prior to paying such rental and/or debt payments to the Issuer. The Servicer is also entitled pursuant to the Servicing Agreement to deduct from rental and/or debt payments made to the Issuer the amount of any insurance premiums advanced by the Servicer with respect to any Pooled Asset. The Servicer also provides administrative support to the Issuer for which it will receive a monthly administrative support fee not exceeding .167% of the Issuer's total net investment in the Pooled Assets determined in accordance with GAAP as of the last day of the preceding month provided that the aggregate administrative support fee payable in any calendar year shall not exceed an amount equal to the net revenues of the Issuer before the payment of such administrative support fee. See "Management - Administrative Support Fee" herein. Under the Indenture, the Trustee is entitled to withdraw from the Principal and Interest Payment Account, if not otherwise paid, moneys to pay its fees and disbursements (currently estimated to be approximately $3,000 per year). The payment of Servicer's and Trustee's Fees will be paid prior to any payment of principal or interest to the Bondholders. Administrative Support Fees will be paid semiannually to the extent of available funds.

   Sale of Collateral; Interest Rate Fluctuations

        In the event that a Pool is to be liquidated by the Trustee upon an Event of Default (see "The Indenture - Events of Default"), there is no assurance that the rental or debt payments under the Pooled Assets securing a series of Bonds or investment income on the securities in which the Principal and Interest Payment Account for such series may be invested will be equal to the market rates for comparable Pooled Assets or securities at the time of liquidation. Consequently, the Pooled Assets or such securities could be liquidated at a discount from the face amount, in which case the proceeds of liquidation of such Pooled Assets may be less than the outstanding principal balance of the Bonds plus accrued interest. In such event, the Issuer will be unable to pay in full the principal and interest on the Bonds out of the proceeds of the Pool and the Bondholders will have recourse only to any other assets held by the Issuer which are not securing Bonds of any other series and the Guaranty. In such event, it is unlikely that there would be any other assets of the Issuer from which Bondholders could seek payment of their Bonds. The Trustee and, under certain circumstances, the Bondholders may, however, seek recovery from the Guarantor under the Guaranty without seeking recovery from the Issuer or liquidating the Pool. See "Description of the Guaranty" herein.

   Compensation of Underwriter and Issuer

        B.C. Ziegler and Company (the "Underwriter") and the Issuer are each wholly-owned subsidiaries of the Guarantor. The Prospectus Supplement will set forth the proceeds to the Issuer, the price to the public and the underwriting discount with respect to each offering of a Series of Bonds. The Issuer will be compensated, in part, by the use of funds received as payments on the Pooled Assets which make up the Pools, since payments on the Pooled Assets will be received monthly, but principal of and interest on the Bonds will be paid semiannually. The Underwriter may also receive compensation from the Issuer in connection with the investment of such funds and may be compensated by the Trustee or the Issuer for performing certain clerical services relating to the Bonds and the Indenture. See "Plan of Distribution" herein and "Underwriting" in the Prospectus Supplement.

   Duration of Investment

        The Bonds of each series are subject to mandatory redemption (i) without premium, to the extent of any cash deposit made by the Issuer to the Trustee in connection with the release of any Pooled Asset constituting part of the Pool securing such series of Bonds if the Lessee or Debtor thereunder, as the case may be, has defaulted in making any rental or debt payment thereunder and such default excluding any grace period has continued uncured for 40 days (a "Defaulted Pooled Asset"), or
   (ii) with a premium of 1% of the principal amount of Bonds of such Series redeemed prior to the second anniversary date of the original issuance thereof and without premium thereafter to the extent of proceeds received by the Issuer from the early termination of any Pooled Asset and the purchase of the related equipment by the Lessee or Debtor thereunder or their assignees, in each case such redemption to occur as soon as practicable following the receipt of such proceeds. See "Description of the Bonds - Mandatory Redemption of Bonds."

        For information respecting ZLC's historic experience with respect to Leases under which there has been a payment default, see "SERVICER - Bad Debt Write-Off Experience" herein. ZLC and the Issuer have only limited experience in originating Purchase Money Security Agreements and Non-Recourse Notes. However, because of the substantial similarity of the credit risks associated with and manner of originating Leases, the Issuer has no reason to believe that the historical figures presented herein with respect to Leases would differ materially if ZLC and/or the Issuer, as the case may be, were, during the periods indicated, in the business of originating Purchase Money Security Agreements and/or Non-Recourse Notes.

        During the period from January 1, 1985 through December 31, 1994, an aggregate of 69 ZLC Leases were terminated prior to the end of their respective Lease terms (exclusive of Leases terminated as a result of default by the Lessee). On an average annual basis, early terminations during this period represented less than 2% of the average aggregate number of ZLC Leases outstanding at the end of each year. Of the Leases that were subject to early termination, the average period during which such Leases were in effect was 27 months; the average original term of such Leases was 56 months. The most common reason for early Lease termination was the desire of the Lessee to upgrade the equipment subject to lease.

        The Bonds of each series are also subject to redemption at the option of the Issuer without premium in whole or in part in multiples of $1,000 on any Redemption Date (i.e., a date provided in the Supplemental Indenture for a Series of Bonds on which Bonds shall or may, at the option of the Issuer, be redeemed) on or after the second anniversary date of the original issuance of the Bonds of such series. The Underwriter, as the sole initial participant in the book entry system pursuant to which the Bonds will be held and administered, will choose by lot in $1,000 units the Bonds to be redeemed in whole or in part. See "Description of the Bonds - Redemption at Option of Issuer". No representation can be made as to the manner in which other securities brokers and dealers participating in this offering will choose Bonds for redemption. In electing to make such a redemption the Issuer may take into account, among other factors, the extent to which Lessees of equipment under the Leases in the Pool securing such series have exercised their options, if any, to purchase such equipment or the extent to which Debtors under the Purchased Money Security Agreements or Non-Recourse Notes have exercised their options to prepay the principal thereon, the extent to which rentals or debt payments under such Pooled Assets may be higher than prevailing market rates, whether the Issuer could sell the Pooled Assets at a premium and the extent to which the interest on the Bonds of such series is higher than prevailing interest rates. Neither the Issuer nor ZLC has had any historic experience relative to the redemption of Bonds under the foregoing circumstances, but such circumstances are merely indicative of circumstances under which the Issuer might have an interest in exercising its right to redeem Bonds. ZLC has in general sold Leases only to diversify its portfolio and reduce concentration of Leases with respect to particular Lessees and types of equipment. The Issuer makes no representation and there can be no assurance as to whether the Bonds of a series will be redeemed under the above described circumstances. There are certain risks associated with equipment leasing and financing. See "Equipment Leasing and Financing - Risk Associated With Equipment Leasing and Financing."

   Bankruptcy Considerations

        Certain statutory provisions, including the United States Bankruptcy Code and similar state bankruptcy and insolvency laws, may limit the ability of the Servicer or the Trustee to liquidate a Defaulted Pooled Asset, repossess and resell the equipment subject to a Pooled Asset or obtain a deficiency judgment against the Lessee or Debtor, as the case may be, under a Pooled Asset. In the event of the bankruptcy or reorganization of any such Lessee or Debtor, the Servicer or the Issuer, various provisions of such federal and state bankruptcy and insolvency laws may interfere with, delay or eliminate the ability of the Trustee to enforce its rights under the Pooled Assets.

        The federal Bankruptcy Code also grants to the bankruptcy trustee or the debtor-in-possession a right to elect to assume or reject any unexpired Pooled Asset. Any rejection of such a Pooled Asset constitutes a breach of such Pooled Asset, entitling the non-breaching party to a claim for damages for breach of contract. Upon the bankruptcy of a Lessee or Debtor, as the case may be, if the bankruptcy trustee or debtor-in-possession elected to reject a Pooled Asset, the flow of payments to the Issuer from the Pooled Asset and the Bondholders would cease. See "Certain Bankruptcy Considerations of Equipment Leases and Debt Instruments."

   Risk Factors Associated With Equipment Leasing and Financing

        There are certain risks associated with equipment leasing and financing. See "Equipment Leasing and Financing - Risks Associated with Equipment Leasing and Financing."

                                  THE GUARANTOR
                              FINANCIAL INFORMATION

                                       Year Ended December 31,
                                    1992       1993        1994

   CONSOLIDATED STATEMENT
   OF INCOME DATA:
   Revenues  . . . . . . . .  $48,306,068  $50,861,456   $48,473,925
   Net Income  . . . . . . .  $ 5,086,534  $ 4,531,024   $ 2,005,056

              Ratio of Earnings to Fixed Charges (Unaudited) (a)(b)
                             Year Ended December 31,
                     1991      1992      1993        1994

                     1.39      1.55      1.53        1.26


          CONSOLIDATED CAPITALIZATION AT DECEMBER 31,1994 (UNAUDITED):

                                          Amount     As Adjusted (c)

   Long-term Debt (excluding amounts
      currently due) (d) . . . . . .    $38,331,881  $ 58,691,881
   Common Stock Equity . . . . . . .    $50,380,022  $ 50,380,022
   Total Capitalization  . . . . . .    $88,711,903  $109,071,903
   _______________
   (a) Fixed-charge coverage ratios are calculated in accordance with Securities and Exchange Commission practice.
   (b) Includes proportionate share of earnings and fixed charges of special purpose corporations which are 50% owned by the Guarantor. The earnings of these corporations consist almost entirely of earnings on mortgage certificates guaranteed by the Government National Mortgage Association or guaranteed mortgage pass-through certificates issued by the Federal National Mortgage Association. The interest expenses of these corporations consist of interest on bonds backed by such mortgage certificates. The ratio of earnings to fixed charges for these corporations is 1.00. The ratios of earnings to fixed charges of the Guarantor excluding the proportionate share of earnings and fixed charges of these corporations were 1991: 2.31; 1992: 2.55; 1993: 2.41 and 1994: 1.51.
   (c)  Adjusted to reflect the issuance of $20,360,000 of additional Bonds.
   (d) Excluding long-term indebtedness of corporations which are 50% owned by the Guarantor. See footnote (b) above.


                     ZIEGLER COLLATERALIZED SECURITIES, INC.

   General

        The Issuer was incorporated in the state of Wisconsin on August 27, 1991 and is a wholly-owned subsidiary of the Guarantor. The Issuer is organized to facilitate the financing of Leases and purchases of equipment pursuant to Purchase Money Security Agreements and Non-Recourse Notes. The Issuer's principal office is located at 215 North Main Street, West Bend, Wisconsin 53095. Its telephone number is (414) 334-5521.

        The Issuer does not intend to engage in any business or investment activities other than those described in its Articles of Incorporation.
   Article 2 of its Articles of Incorporation provides that the purposes for which the Issuer is formed are (i) to issue bonds secured by equipment Leases and the equipment leased thereunder and/or debt instruments and the equipment financed thereunder; (ii) to purchase or otherwise acquire, own, hold, transfer, convey, assign, pledge, grant security interests in, finance, refinance and otherwise deal with such collateral; (iii) to invest and reinvest the payments received with respect to the collateral and from any disposition or liquidation of the collateral; and (iv) to engage in any activities incidental and necessary for such purposes. Except as described in this Prospectus, the Issuer does not intend to engage in any transactions with its directors, officers or principal shareholders, to issue senior securities, to borrow money except for the issuance of Bonds and additional securities for the purpose of acquiring Leases, Purchase Money Security Agreements or Non-Recourse Notes to collateralize Bonds or for the purpose of refinancing Bonds, to make loans (other than as evidenced by Non-Recourse Notes to ZLC for inclusion in the various Pools as described herein), to invest in the securities of other issuers for the purpose of exercising control, to underwrite securities of other issuers, to engage in the purchase and sale of investments, to offer securities in exchange for property, to repurchase its own securities or to make annual reports or other reports to Bondholders.

   Nonconsolidation in Bankruptcy

        The Issuer has taken steps in structuring the transaction contemplated hereby that are intended to ensure that the voluntary or involuntary application for relief by the Servicer or the Guarantor under the United States Bankruptcy Code or any similar applicable state law will not result in consolidation of the assets and liabilities of the Issuer with those of the Servicer or the Guarantor. These steps include the creation of the Issuer as a separate, limited-purpose subsidiary pursuant to the Articles of Incorporation containing certain limitations (including restrictions on the nature of the Issuer's business). The Issuer has agreed not to file, and the Guarantor and Servicer have agreed not to cause the filing of, a voluntary application for relief under any such bankruptcy or insolvency law with respect to the Issuer until at least one year plus one day after the payment in full of the Bonds.

        The Issuer has received the advice of its counsel, Foley & Lardner, Milwaukee, Wisconsin to the effect that (i) a court in balancing the relevant factors should conclude that the assets and liabilities of the Issuer should not be consolidated with the assets and liabilities of the Servicer or the Guarantor in the event bankruptcy proceedings were commenced under the federal Bankruptcy Code with respect to the Servicer or the Guarantor, and (ii) in a bankruptcy proceeding involving the Servicer, the trustee in bankruptcy (or the Servicer as debtor-in-possession) should not prevail in an action to compel turnover of the Pooled Assets to the bankruptcy estate on a theory that the Purchase Agreement constitutes a secured financing rather than a true sale of the Pooled Assets. If a filing were made under any state or federal bankruptcy or insolvency law by or against the Issuer, or if an attempt were made to litigate any of the foregoing issues, then delays in distributions on the Bonds (and possible reductions in the amount of such distributions) could occur.

                   THE ZIEGLER COMPANIES, INC. - THE GUARANTOR

        The Guarantor is a holding company which owns eight subsidiary companies. Seven of the companies are engaged in financially oriented businesses, and the other company is engaged in recycling and reclaiming chemical wastes. The Guarantor's principal executive offices are at 215 North Main Street, West Bend, Wisconsin 53095 and its telephone number is
   (414) 334-5521.

        The Guarantor's subsidiaries, in addition to the Issuer, include:
   the Underwriter, an investment banking firm which, with its operating division, Ziegler Securities, engages in underwriting and distributing debt securities of hospitals and health care institutions, long-term care facilities, municipal entities, churches and other corporations; ZLC, which concentrates on leasing and other forms of equipment financing to health care providers and other commercial enterprises; Ziegler Financing Corporation, which limits construction and interim loan activity primarily to health care providers and churches; Ziegler Thrift Trading, Inc., a discount brokerage firm; Ziegler Asset Management, Inc., which provides investment advisory services; First Church Financing Corporation, which was organized to issue mortgage-backed bonds collateralized by first mortgages on church buildings and properties; and WRR Environmental Services Co., Inc. (formerly Waste Research and Reclamation Co., Inc.), which provides pollution abatement services, and recycles and reclaims chemical wastes.

                            DESCRIPTION OF THE BONDS

   General

        The Bonds offered hereby (the "Bonds") will be issued in an aggregate principal amount of up to $40,000,000 and will be issued pursuant to an Indenture dated as of October 1, 1991 (the "Indenture"), between the Issuer and M&I First National Bank, West Bend, Wisconsin (the "Trustee"), as supplemented by one or more supplemental indentures. Copies of the Indenture and each supplemental indenture thereto have been, or will be, filed as exhibits to the registration statement of which this Prospectus forms a part, or as exhibits to the Guarantor's filings under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The following summaries describe certain provisions common to each series of Bonds. The summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the Indenture and the supplemental indentures thereto for each particular series and the Prospectus Supplement to be prepared with respect to each such series.

        The Bonds are issuable in series and are unlimited in aggregate principal amounts. Various series may bear interest at different rates and have different interest payment and maturity dates. The Bonds will be issued as book-entry Bonds in initial denominations of $1,000 or integral multiples thereof. (Indenture Sections 3.02 and 3.10.) See "Book-Entry-Only System." The Bonds of each series will be secured by a Pool of Pooled Assets, which, during the period they secure such series of Bonds, will not serve as security for any other series of Bonds. (See "DESCRIPTION OF THE POOL").

        Payment of interest on, and redemptions of any Series Bonds which are not book-entry Bonds may be made at the corporate trust office of the Trustee. However, the Issuer intends to make payments of interest and redemptions of the Bonds by checks mailed to Bondholders. (Indenture Sections 3.07, 11.02, 12.01 and 12.02.)

   Bond Rating

        Duff & Phelps has assigned a rating of not less than "BBB" to the Bonds. The "BBB" rating is considered "investment grade." The Bonds of each series will be individually rated by Duff & Phelps. Each such rating will be "BBB" or higher and will be specified in the Prospectus Supplement for that series.

        A Duff & Phelps rating is not a recommendation to buy, sell or hold the Bonds and is subject to revision or withdrawal at any time by the rating organization. An investor may obtain further details with respect to the rating of any series of Bonds from Duff & Phelps.

   Payments of Interest

        The Bonds of each series will bear interest payable semiannually, on the dates and at the rates specified in the Prospectus Supplement for that series. Interest on the Bonds accrued through the day immediately preceding each Semiannual Payment Date will be payable to the persons in whose names the Bonds are registered in the Bond Register at the close of business on the Record Date (the 15th day of the immediately preceding month) for such Semiannual Payment. See "Book-Entry-Only System" herein.

   Mandatory Redemption of Bonds

        The Bonds of each series will be required to be redeemed (i) without premium to the extent of any cash deposit made by the Issuer to the Trustee in connection with the release of Defaulted Pooled Assets or (ii) with a premium of 1% of the principal amount of Bonds of such Series redeemed prior to the second anniversary date of the original issuance thereof and without premium thereafter to the extent of proceeds received by the Issuer from the early termination of any Pooled Asset and the purchase of the related equipment by the Lessee thereunder or the prepayment of principal on any Purchase Money Security Agreement or Non-Recourse Note by a Debtor, in each case, as soon as practicable following the receipt of such proceeds. The Trustee is authorized under the Indenture to release from the Pool for any Series of Bonds any Defaulted Pooled Asset provided that the Issuer deposit with the Trustee cash or its equivalent in an amount equal to the amount, if any, by which 100% of the aggregate principal amount of then Outstanding Bonds of the Series secured by such pool (or such greater percentage of collateralization as is specified in the supplemental indenture pursuant to which such series of Bonds is issued) exceeds the Issuer's then net investment in the remaining Pooled Assets in such collateral pool. A "Defaulted Pooled Asset" is a Pooled Asset with respect to which there has occurred and has remained uncured for a period of 30 days any default (exclusive of grace periods) in payments under such Pooled Asset, whether in the form of debt payments or rentals.

   Redemption at Option of Issuer

        In addition to the redemption described above, the Issuer may redeem all or any part of the Bonds of any series, without premium, on any Redemption Date on or after the second anniversary of the original issuance thereof.

   Redemption Price for Bonds

        The redemption price for a Bond is 100% of the unpaid principal amount thereof. In addition, interest accrued through the day immediately preceding the applicable Redemption Date will be paid on the redeemed Bonds.

   No Listing of Bonds

        The Issuer does not intend to apply for the listing of the Bonds on any exchange or on the Nasdaq National Market.

   Book-Entry-Only System

        The Depository Trust Company ("DTC"), New York, New York, will act as securities depository for the Bonds. The ownership of one fully-registered Bond for each maturity of the Bonds of each series as set forth on the cover page of each Prospectus Supplement, each in the aggregate principal amount of such maturity, will be registered in the name of Cede & Co., as nominee for DTC. DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act, as amended. DTC was created to hold securities of its participants (the "DTC Participants") and to facilitate the clearance and settlement of securities transactions among DTC Participants in such securities through electronic book-entry changes in accounts of the DTC Participants, thereby eliminating the need of physical movement of securities certificates. DTC Participants include the Underwriter, other securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly (the "Indirect Participants").

        The DTC Participants shall receive a credit balance in the records of DTC. The ownership interest of each actual purchaser of each Bond (the "Beneficial Owner") will be recorded through the records of the DTC Participant. Beneficial Owners are expected to receive a written confirmation of their purchase providing details of the Bond acquired. Transfer of ownership interests in the Bonds will be accomplished by book entries made by DTC and, in turn, by the DTC Participants who act on behalf of the Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interest in the Bonds, except as specifically provided in the Indenture.

        DTC may determine to discontinue providing its service with respect to the Bonds at any time by giving notice to the Issuer and discharging its responsibilities with respect thereto under applicable law. Under such circumstances, Bond certificates are required to be delivered as described in the Indenture. The Beneficial Owner, upon registration of certificates held in the Beneficial Owner's name, will become the registered owner of the Bonds.

        The Issuer may determine that continuation of the system of book-entry transfers through DTC (or a successor securities depository) is not in the best interests of the Beneficial Owners. In such event, Bond certificates will be delivered as described in the Indenture.

        Conveyance of notices and other communications by DTC to DTC Participants, by DTC Participants to Indirect Participants, and by DTC Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory and regulatory requirements as may be in effect from time to time.

        Principal and interest payments on the Bonds will be made to DTC or its nominee, Cede & Co., as registered owner of the Bonds. Upon receipt of moneys, DTC's current practice is to immediately credit the accounts of the DTC Participants in accordance with their respective holdings shown on the records of DTC. Payments by DTC Participants and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is now the case with municipal securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such DTC Participant or Indirect Participant and not of DTC or the Issuer, subject to any statutory and regulatory requirements as may be in effect from time to time.

   Maintenance of Insurance

        Each Pooled Asset will require the Lessee or debtor with respect thereto to procure, maintain and pay for (i) insurance against the loss or theft of or damage to the leased or financed equipment, for an amount specified in the Pooled Asset, naming ZLC or the Issuer, as the case may be, and their respective assigns, as a loss payees, and (ii) public liability and property damage insurance with minimum coverage, naming ZLC or the Issuer, as the case may be, and their respective assigns as additional insureds. All such insurance shall be in the form and amount and with companies satisfactory to ZLC or the Issuer, as the case may be. Each insurer shall agree by endorsement upon the policy or policies issued by it or by independent instrument furnished to ZLC or the Issuer, as the case may be, that it will give ZLC or the Issuer, as the case may be, thirty (30) days' written notice before the policy in question shall be materially altered or canceled. The proceeds of such insurance, at the option of ZLC or the Issuer, as the case may be, shall be applied (i) toward the replacement, restoration or repair of the equipment, or (ii) toward payment of the obligations of the Lessee or Debtor hereunder.

                         FEDERAL INCOME TAX CONSEQUENCES

        The following is a general discussion of the material anticipated Federal income tax consequences of the purchase, ownership and disposition of the Bonds, and is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. This discussion is based on current law including certain temporary and proposed Treasury regulations, all of which is subject to changes that prospectively or retrospectively could modify or effect adversely the tax consequences summarized below. Prospective purchasers of Bonds should consult their own tax advisors in determining the Federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of Bonds. The discussion does not address all of the tax consequences relevant to a particular Bondholder in light of that Bondholder's circumstances, and some Bondholders may be subject to special rules and limitations not discussed below.

   The Issuer

        The Issuer has been advised by its counsel Foley & Lardner, Milwaukee, Wisconsin, that, although there are no regulations, published rulings or judicial decisions involving the characterization for Federal income tax purposes of securities with provisions substantially the same as the Bonds, in its opinion the Bonds will be treated for Federal income tax purposes as indebtedness of the Issuer and not as an ownership interest in the Pooled Assets, or any equity interest in the Issuer or in a separate association taxable as a corporation.

   Taxation of Bondholders

   General

        The purchase of a Bond for cash will not be a taxable event to the purchaser or the Issuer. The purchaser will take a basis in that Bond initially equal to the amount paid therefor. In general, interest paid or accrued and market discount on a Bond will be treated as ordinary income to the Bondholder and principal payments on a Bond will be treated as a return of capital to the extent of the Bondholder's basis in the Bond allocable thereto. All such interest will be considered portfolio income for purposes of the passive activity provisions in Section 469 of the Code.

   Original Issue Discount

        The Bonds will not be issued with "original issue discount" within the meaning of Section 1273(a) of the Code.

   Market Discount

        If a Bond is purchased other than at original issuance, a purchaser of the Bond may be subject to the market discount rules of Sections 1276 through 1278 of the Code with respect to such Bond. Under these provisions "market discount" is the amount by which the stated redemption price at maturity of a Bond exceeds the basis of such bond immediately after its acquisition by the taxpayer unless the amount of market discount is treated as zero under a de minimis rule. Gain on the disposition of a Bond with market discount will be treated as ordinary income to the extent it does not exceed the accrued market discount on such Bond. The Code provides that any principal payment (whether a scheduled payment or a prepayment) with respect to a market discount bond acquired by a taxpayer, will be treated as ordinary income to the extent that it does not exceed the accrued market discount at the time of such payment. As an alternative to the inclusion of market discount in income on the foregoing basis, the holder may elect to include such market discount in income currently as it accrues on all market discount instruments acquired by such holder in that taxable year or thereafter.

        Any purchaser of a Bond other than at original issue will need to determine whether the Bond is a market discount bond, and if so, how to treat the market discount for federal income tax purposes. The foregoing discussion of the market discount rules is only a summary of these rules, and any purchaser of a Bond at other than original issue should consult with his own tax advisors regarding the specific application of the market discount rules to the Bond.

   Interest Expense

        A purchaser of a Bond who incurs indebtedness properly allocable thereto may be restricted as to the deductibility of interest paid or accrued on such indebtedness if he holds that Bond for investment purposes. Under Section 163(d) of the Code, a noncorporate taxpayer may deduct interest on indebtedness properly allocable to investment property only to the extent of net income from his investment property. Any excess of such interest is carried forward to subsequent years as investment interest paid or accrued by the taxpayer, and such interest may be deducted to the extent of net investment income from such investment property. In addition, any purchaser of a Bond may be required to defer recognition of a portion of interest expense attributable to any indebtedness incurred or continued to purchase or carry a Bond acquired with market discount. The amount of this deferred interest expense in any taxable year generally would not exceed the accrued market discount for the year, and any such deferred expense generally is allowed as a deduction not later than the year in which the related market discount is recognized. If such purchaser elects to include market discount in his income currently (see "Market Discount"), no deferral of deductibility of interest under the market discount rules will be required.

   Premium

        A Bond purchased at a cost greater than its currently outstanding principal amount is considered to be purchased at a premium. If the purchaser holds such Bond as a "capital asset" within the meaning of
   Section 1221 of the Code, the Bondholder may elect under Section 171 of the Code to amortize such premium under the constant interest method. The Code provides that amortizable bond premium will be treated as an offset to interest income rather than a deductible interest expense, and requires a reduction in basis for a Bond for which amortizable bond premium is applied to reduce interest payments.

   Sale or Exchange of Bonds

        If a Bondholder sells or exchanges a Bond, the Bondholder will recognize gain or loss equal to the difference, if any, between the amount received and his adjusted basis in the Bond. The adjusted basis of a Bond generally will equal the cost of the Bond to the seller, increased by any market discount previously included in the seller's gross income with respect to the Bond, and reduced by any payments in reduction of the stated redemption price of the Bond that has previously been received by the seller and by any amortized premium.

        Except as described above with respect to market discount, any gain or loss on the sale or exchange of a Bond realized by an investor who holds the Bond as a "capital asset" within the meaning of Section 1221 of the Code, will be capital gain or loss and will be long-term or short-term depending on whether the Bond has been held for the long-term capital holding period (under current rules, more than one year).

   Backup Withholding

        Payments made on the Bonds and proceeds from the sale of the Bonds to or through certain brokers may be subject to a "backup" withholding tax of 31% of "reportable payments" (including interest payments and under certain circumstances, principal payments) unless, in general, the holder of the Bond complies with certain reporting and/or certification procedures or is an exempt recipient under applicable provisions of the Code. Any amounts so withheld from distributions on the Bonds would be refunded by the Internal Revenue Service or allowed as a credit against the holder's federal income tax.

                          DESCRIPTION OF THE INDENTURE

        The following summaries describe certain provisions of the Indenture not described elsewhere in this Prospectus. The summaries do not purport to be complete and are qualified in their entirety by reference to the provisions of the Indenture. Where particular provisions or terms used in the Indenture are referred to, the actual provisions (including definitions of terms) are incorporated by reference as part of such summaries.

   Events of Default

        An Event of Default with respect to the Bonds is defined in the Indenture as: default of 30 days in the payment of interest on any Bond after such interest becomes due and payable; default in the payment of principal of any Bond; and default in the performance of any other covenant in the Indenture and the continuation of such default for a period of 60 days after notice to the Issuer by the Trustee or to the Issuer and the Trustee by the holders of at least 25% of the Bonds then outstanding. In case an Event of Default with respect to the Bonds should occur and be continuing, the Trustee or the holders of at least 25% in principal amount of the Bonds then outstanding may declare the principal of the Bonds to be due and payable. Such declaration may under certain circumstances be rescinded by the holders of a majority in principal amount of the Bonds then outstanding. (Indenture Sections 6.01 and 6.02.)

        Without the consent of the holders of at least 80% of the outstanding principal amount of the Bonds, the Trustee is prohibited from liquidating the Pool unless the proceeds on liquidation would be sufficient to pay the principal amount of and accrued interest on the outstanding Bonds. In addition, if, following an Event of Default, the Bonds have been declared to be due and payable, the Trustee may, in its discretion, refrain from liquidating the Pool if such Pool is continuing to provide sufficient funds for the payment of principal of and interest on the Bonds as such principal and such principal and interest would have come due if there had not been such a declaration. (Indenture Sections
   6.04 and 6.05.)

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee shall be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Bondholders, unless such Bondholders shall have offered to the Trustee reasonable security or indemnity. (Indenture Section 7.03.) Subject to such provisions for indemnification and certain limitations contained in the Indenture, the holders of a majority in principal amount of the outstanding Bonds shall have the right to direct the time, method and place of conducting any proceeding or any remedy available to the Trustee or exercising any trust or power conferred on the Trustee; and the holders of a majority in principal amount of the outstanding Bonds may, in certain cases, waive any default except a default in payment of principal of, or interest on, the Bonds. (Indenture Sections 6.14 and 6.15.)

   Statement as to Compliance

        The Issuer will be required to file annually with the Trustee a written statement of fulfillment of its obligations under the Indenture. (Indenture Section 11.09.) Failure to file such a statement, or filing of a false and/or misleading statement would constitute an Event of Default if not corrected during a period of 60 days after notice to the Issuer by the Trustee or notice to the Issuer and the Trustee by the holders of at least 25% in principal amount of outstanding Bonds.

   Modification of Indenture

        With the consent of the holders of not less than a majority in principal amount of all series outstanding under the Indenture or of the outstanding Bonds, the Trustee and the Issuer may execute a supplemental indenture to add provisions to, or change in any manner or eliminate any provisions of, the Indenture with respect to all of the outstanding series of Bonds or modify in any manner the rights of the holders of all of the outstanding series of Bonds, provided that, without the consent of the holder of each outstanding Bond affected, no such supplemental indenture shall (i) change the maturity of the principal of, or interest on, any Bond, or reduce the principal amount thereof or the rate of interest thereon; (ii) adversely affect the rights of Bondholders with respect to prepayments of principal or redemption of Bonds; (iii) reduce the percentage of Bondholders whose consent is required for the authorization of any supplemental indenture or for any waiver of compliance with certain provisions of the Indenture or certain defaults thereunder or their consequences; or (iv) modify any of the provisions of the Indenture with respect to supplemental indentures with the consent of Bondholders, except to increase the percentage of Bondholders whose consent is required for any such action or to provide that other provisions of the Indenture cannot be modified or waived without the consent of the holders of each outstanding bond affected thereby. (Indenture Section 10.02).

   Satisfaction and Discharge of the Indenture

        The Indenture will be discharged upon the cancellation of all of the outstanding Bonds or, with certain limitations, upon deposit with the Trustee of funds sufficient for the payment or redemption thereof. (Indenture Section 5.01.).

                           DESCRIPTION OF THE GUARANTY

        The Guaranty will be entered into by the Guarantor with the Trustee for the benefit of the holders of the Bonds, all of whom shall be entitled to enforce performance and observance of the Guaranty to the same extent provided for the enforcement of the remedies under the Indenture. Under the Guaranty, the Guarantor unconditionally guarantees to the Trustee for the benefit of the holders from time to time of the Bonds (i) the full and prompt payment of the principal of and redemption premium, if any, on any Bonds when and as the same shall become due, whether at the stated maturity thereof, by acceleration, call for redemption or otherwise; and
   (ii) the full and prompt payment of any interest on any Bonds when and as the same shall become due.

        The obligations of the Guarantor under the Guaranty will be absolute and unconditional and will remain in full force and effect until the entire principal of and interest on the Bonds, as well as all other obligations, covenants or agreements of the Issuer or the Guarantor under or arising out of the Indenture or the Guaranty, have been paid or provided for, and such obligations will not be affected, modified or impaired, except by a specific instrument modifying the Guaranty, upon the happening of any event, other than such payment and whether or not the Issuer has notice thereof or consents thereto.

        No set-off, counterclaim, reduction or diminution of an obligation, or any defense of any kind or nature which the Guarantor has or may have against the Issuer will be available to the Guarantor against the Trustee. The Guarantor will agree that during the term of the Guaranty it will maintain its existence as a corporation and will not dispose of all or substantially all its assets and will not consolidate with or merge into another entity or permit another entity to consolidate with or merge into it unless the surviving, resulting or transferee entity expressly assumes all the obligations of the Guarantor under the Guaranty, and has a net worth after the merger or consolidation at least equal to that of the consolidated net worth of Guarantor and its subsidiaries prior thereto. Neither the Bonds nor the Pooled Assets are insured or guaranteed in whole or in part by the United States, any agency of or corporation chartered by the United States, any other governmental agency or any other person or entity except for the Guaranty of the Bonds by the Guarantor.

                         EQUIPMENT LEASING AND FINANCING

   General

        The leasing and financing of non-expendable moveable equipment to health care providers, commercial and industrial companies is highly competitive. Participants in the equipment leasing and financing industry include (i) finance divisions of equipment suppliers, (ii) banks or their affiliates or subsidiaries, (iii) leasing and finance companies such as ZLC, and (iv) independently formed partnerships of individuals or corporations operated for the specific purpose of leasing equipment. ZLC is engaged in leasing and financing a wide variety of equipment primarily to health care providers, including hospitals, medical centers, imaging centers, clinics and doctor group practices under non-cancelable, full-pay out Leases, and various debt instruments such as the Pooled Assets. Equipment leased or financed by ZLC includes x-ray units, MRI and CF scanners, nuclear cameras, catheterization labs, linear accelerators, ultrasound units, monitoring systems, autoanalyzers and computers, along with other mechanical and electromechanical equipment used for diagnostic, therapeutic and service purposes. ZLC also Leases a wide range of general production, service and hi-technology electronic equipment to commercial and industrial companies.

   Equipment Leasing

        The Leases (including substantially all of the Leases currently in the ZLC portfolio) are typically non-cancelable full-payout Leases under which the aggregate of rentals due in the initial term equals the purchase price of the equipment, the interest cost incurred by the Lessor ("Lessor") to fund part or all of the purchase price and a gross profit attributable to funds invested from the Lessor's working capital. Lessors may receive additional revenues through the sale or re-lease of the equipment at the expiration of the initial Lease term under Leases in which the Lease term is less than the useful life of the leased equipment. At the end of the initial term of such leases, the Lessee may return the equipment or is allowed to renew for an additional term at a then fair rental value or to purchase the equipment at a predetermined price or its then fair market value. It is not contemplated that Leases of this type will form the major portion of the Pool securing the Bonds. Although some Leases may include an option to purchase at a bargain purchase price (i.e., substantially less than the fair market value of the equipment at the time of purchase) or may be true Leases with a fair market value purchase option (if any), it is anticipated that most of the Leases will constitute financing Leases with a Lease term approximating the useful life of the leased equipment with the Lessee having the option to purchase the leased equipment at the expiration of the term of the Lease for a nominal consideration. Leases may provide for an option to terminate the Lease prior to the expiration of the term thereof upon purchase of the leased equipment at a purchase price approximating the then unamortized purchase price of the leased equipment, but generally the Leases will not provide for an option to purchase prior to the expiration of the term of the Lease. Appendix A to the Prospectus Supplement for each Series of Bonds will indicate the existence and nature of purchase options.

   Purchase Money Security Agreements

        The Purchase Money Security Agreements which may be assigned by ZLC for inclusion in a Pool are debt instruments entered into between ZLC and a third-party commercial enterprise to finance the purchase of equipment by such enterprise on a monthly installment basis over terms ranging generally from twenty-four (24) to eighty-four (84) months. In all cases, upon purchase of the equipment, the purchasing enterprise will hold title to such equipment and ZLC will at all times during the term of the Purchase Money Security Agreement maintain a perfected security interest in such equipment. The purchaser may prepay the principal on the Purchase Money Security Agreement during the term thereof only with the consent of ZLC and pursuant to the payment of such penalty as ZLC may, in its discretion, assess.

   Non-Recourse Notes

        Non-Recourse Notes represent obligations to repay principal and interest on funds advanced by the Issuer to ZLC or by ZLC to certain third-party leasing enterprises, in either case, to finance the purchase of equipment which is then leased to various health care providers and other commercial enterprises. The aggregate outstanding principal amount of Non-Recourse Notes may not at any time exceed the present value of the aggregate lease payments owed to ZLC with respect to such leased equipment. Repayment of principal and interest on the Non-Recourse Notes is made generally over terms ranging from twenty-four (24) to eighty-four
   (84) months in the form of an assignment by the Lessor (ZLC or the third-party Lessor) to ZLC or the Issuer, as the case may be, of all rights, including rights to receive all rental payments due, under such Lease. The scheduled Lease payments will be in amounts sufficient to pay the principal and interest on the Non-Recourse Notes. The Issuer or ZLC, as the case may be, will maintain a perfected security interest in the equipment until the Non-Recourse Note is paid in full. Non-Recourse Notes may be prepaid only to the extent and on such terms as the underlying Leases may be terminated by the purchase of equipment thereunder prior to the expiration of the term of such Lease.

   ZLC Portfolio

        The following table sets forth the percentage of ZLC's Lease portfolio by category of end user at the dates indicated:

                                        Year Ended December 31,
                                        1992         1993      1994

   Hospitals and Medical Centers         55.8%        53.8%     48.9%
   Clinics, Laboratories and
    Physicians                           23.1%        24.5%     28.4%
   Commercial and Industrial
    Businesses                           21.1%        21.7%     22.7%
                                        -----        -----     -----
                                        100.0%       100.0%    100.0%
                                        =====        =====     =====

        ZLC does not place orders nor purchase equipment in advance of the Lessee entering into a Lease with ZLC for that equipment. In addition, ZLC or the Issuer, as the case may be, will not advance funds under Non-Recourse Notes until an equipment Lease has been entered into between a third-party Lessor or ZLC, as the case may be, and a commercial Lessee (with the rental payments on such Lease, in amounts sufficient to pay the principal and interest on the Non-Recourse Notes), and assigned to ZLC or the Issuer, as the case may be.

        Substantially all terms of Leases, Purchase Money Security Agreements and Non-Recourse Notes will range from 24 to 84 months. The average term of Leases in ZLC's portfolio at December 31, 1994 was approximately 54 months.

   Pooled Assets

        Pooled Assets in the Pools securing the various Series of Bonds will each be for terms of a stated number of years and will provide for fixed periodic rental/debt payments during such terms. The scheduled rental/debt payments in each Pool are intended to be sufficient to meet the debt service requirements on the Series of Bonds secured by such Pool, and the meeting of such debt service payments is not intended to be dependent upon the sale or releasing of any leased or financed equipment.

   Risks Associated with Equipment Leasing and Financing

        Equipment leasing and financing involve credit risks essentially comparable to those experienced by other businesses involving the advancing of credit and will be impacted by numerous factors which may affect the ability of individual Lessees or Debtors, as the case may be, to generate sufficient revenues to pay capital and operating expenses. These factors include general economic conditions which may vary from time to time and from one geographic area to another and may have a varying impact on different economic sectors and industries. It is anticipated that a substantial portion of the Leases, Purchase Money Security Agreements and Leases financed with Non-Recourse Notes will be entered into with health care providers. The health care industry has historically been subject to a high level of government regulation and revenues of health care providers are heavily dependent upon government programs such as Medicare and Medicaid.

        The possible occurrence, in the future, of the following factors, which do not constitute an all inclusive list may adversely affect the health care industry and, therefore, the revenue base of health care provider or Debtors under the Leases, Purchase Money Security Agreements and/or Leases financed under Non-Recourse Notes, to an extent that cannot be determined at this time:

   A. The reduced demand for services provided by, or capable of being provided by, members of the health care industry, as a result of future scientific advances, changes in demographics or a decline in the economic condition of the service area of the members of the industry leasing from or financing equipment with ZLC.

   B. Efforts by insurers, private employers and government agencies to limit the cost of health care services by reducing the utilization of services by such means as preventive medicine, improved occupational health and safety, and negotiated discounted rates.

   C. Cost increases resulting from, among other factors, increases in the salaries, wages and fringe benefits of employees; increases in costs associated with advances in medical technology or with inflation; and competition, future legislation or other factors limiting the ability of industry members to increase revenues to offset such increased costs.

   D. Future contract negotiations between public and private insurers and health care providers, and other similar efforts to limit health care costs and coverage.

   E. Increased costs and expenses of insuring or otherwise protecting itself against malpractice claims.

   F. Future legislation and regulations affecting the industry's tax-exempt status, governmental and commercial medical insurance, and the health care industry generally.

   G. The inability of potential Lessees or debtors to obtain governmental approvals to undertake future projects necessary to remain competitive as to rates, charges, quality and scope of care.

                             DESCRIPTION OF THE POOL

   General

        Each series of Bonds will be secured by an assignment to the Trustee of the entire interest of the Issuer in the Pooled Assets with the aggregate amount of the scheduled rentals or principal and interest payments payable thereunder, as the case may be, during each six-month period ending on a Semiannual Payment Date (after deduction of Servicing Fees and Trustee's Fees accruing during such period) together with other funds then held by the Trustee for payment of principal and interest on the Bonds of such Series on such Semiannual Payment Date, so long as any Bonds of such series outstanding are equal to or greater than the aggregate amount of principal and interest payments on the Bonds of such series on such Semiannual Payment Date. The Pooled Assets will consist of Leases, Purchase Money Security Agreements and Non-Recourse Notes entered into by health care providers and commercial enterprises which may be originated by the Issuer in connection with the advancement of funds to ZLC for the purchase of equipment which is then leased to third parties or originated by ZLC or acquired by ZLC from third parties (lease brokers and other leasing or financing companies). In the case of Pooled Assets acquired by ZLC from third parties, ZLC will in each case perform its own independent credit evaluation.

        The Pool will include (i) the Pooled Assets, (ii) all amounts deposited in the Principal and Interest Payment Account, (iii) reinvestment earnings on amounts in the Principal and Interest Payment Account (iv) payments received by the Trustee from the purchase by the Guarantor or ZLC of Defaulted Pooled Assets, and (v) a perfected security interest in equipment subject to the Pooled Assets. ZLC's current portfolio of Pooled Assets includes Pooled Assets with Lessees/Debtors located in 41 states and the District of Columbia. The states in which there is currently the highest level of lease/financing activity as measured by the percentage of total lease/financing income during 1994 and total equipment cost as of December 31, 1994 is represented by Pooled Assets with Lessees/Debtors located in the states are:

                           Percentage of       Percentage of
                           Total Pooled   Total Cost of Equipment
      State                Asset Income     under Pooled Assets

      Wisconsin                  15.5%               15.4%
      New York                   15.0%               11.6%
      Indiana                    10.2%               11.1%
      California                  8.8%                9.6%
      Pennsylvania                7.8%                7.4%
      Kansas                      5.3%                4.5%
      Michigan                    4.8%                5.2%


        No other state accounts for 5% or more of such Pooled Assets determined on either basis. The geographic distribution of the Pooled Assets in the Pools will vary from Pool to Pool and may or may not correspond to the geographic distribution of ZLC's existing Pooled Assets. The Prospectus Supplement for each series of Bonds will identify those states and Lessees/Debtors, if any, which account for 10% or more of the Pooled Assets in the Pools securing such series of Bonds; provided that in the case of Non-Recourse Notes the ultimate Lessee whose payment obligations have been assigned to ZLC or the Issuer, as the case may be, and the states in which such Lessees are located will be identified while the identity and location of the Lessor obligated under such Non-Recourse Note will be identified by a footnote thereto.

        Although the Issuer holds perfected security interests in the equipment underlying the Pooled Assets pledged with the Trustee under the Indenture, certain of such security interests may be secondary to other security interests filed with respect to such equipment. Accordingly, investors should be aware that there can be no assurance that, in the event of a default under a Pooled Asset, the Trustee will be able to realize on such underlying equipment.

   Acquisition Standards Relating to Pooled Assets

        Pooled Assets purchased by the Issuer to secure any series of Bonds are or will be for equipment leased or purchased by health care providers or other commercial enterprises. The Pooled Assets will generally be purchased from ZLC. Such Pooled Assets will be originated by the Issuer (in the case of Non-Recourse Notes from ZLC) or ZLC or acquired by ZLC from third parties and will be serviced by ZLC. It is possible, however, that the Issuer may purchase Pooled Assets directly from other sources and utilize the services of other servicers in connection with such Pooled Assets. The Issuer's standards for determining which Pooled Assets will be purchased will be based on underwriting criteria historically utilized by ZLC.

        ZLC has been primarily involved in the business of medical equipment leasing and financing since 1971.

        Prior to entering into a Lease, Purchase Money Security Agreement or Non-Recourse Note with a Lessor or Debtor, as the case may be, ZLC requires that all pertinent information needed to evaluate the Lessee or Debtor be provided to ZLC. ZLC will compile that information into a standardized report for review and evaluation by management of ZLC. Upon favorable review by ZLC Management the report is forwarded to the Finance Committee, a committee which reviews all unrated securities offerings underwritten by the Underwriter, all ZLC Leases and financing arrangements and all interim financing provided by Ziegler Financing Corporation.

        The Finance Committee is comprised of various senior management of the Guarantor and the Underwriter. Although certain members of the Finance Committee are officers and directors of ZLC, no member of the Finance Committee is actively engaged in the day-to-day operations of ZLC or is subordinate to any such person. See "Summary of Transactions Between Issuer and Related Entities."

        The Finance Committee's principal role with respect to the Pooled Assets is to review all prospective Pooled Assets with respect to credit quality, appropriate equipment residual values and to determine the appropriateness of the Lease or debt repayment rates.
   The credit analysis of prospective Lessees/Debtors is conducted by ZLC Management with particular attention to key financial ratios and relationships of the prospective Lessee/Debtor:

       (i) Relationship of long term debt to equity as it compares with industry averages.

      (ii) Trends and composition of revenues, operating income and extraordinary income and charges.

     (iii)       Historical and prospective debt service coverage.

      (iv) Contingent liabilities and legal claims and provisions therefore.

       (v) Working capital and composition of current assets and liabilities.

      (vi)       Evaluation of any significant customers.

        In addition, when the Finance Committee considers prospective new Leases, Purchase Money Security Interests or Non-Recourse Notes (and the Leases originated thereunder) for existing customers of ZLC, it reviews information related to the total amount of business ZLC has written to date with such Lessee/Debtor and the remaining exposure of such Lessee/Debtor to both ZLC and its other obligors, and the payment history of such Lessee/Debtor on Leases or debt originated by ZLC. The Finance Committee uses this information in the approval process to ascertain that Lessees/Debtors are current with payments on previous transactions, to monitor ZLC's exposure levels, and to price new transactions based on previous financing history.

        Because of the wide variety of Lessees/Debtors and industry variances with respect to financial performance, the Finance Committee rates each prospective Lessee/Debtor according to its individual financial statements, the structure of the Lease or debt transaction, the industry in which such Lessee/Debtor operates, prior financings and the overall risk ZLC underwrites with each such Lessee/Debtor.

        All Leases or other financing arrangements approved or rejected by the Finance Committee are so noted in writing and provided to the ZLC sales person involved.

        Furthermore, it is ZLC's policy to monitor Lessees/Debtors for early identification of potential financial difficulty. ZLC's leasing and financing activity is primarily based on repeat business. As a result, monitoring the accounts of cur- rent Lessees/Debtors is an important part of the approval process.

   Pooled Assets

        The Pooled Assets will be selected to comply with the representations and warranties of the Issuer in the Indenture and ZLC with respect to the Pooled Assets. (See "Representations and Warranties.") Compliance with the representations and warranties in the Indenture is intended to insure timely receipt of rental and/or debt payments on the Pooled Assets.

   Substitution of Pooled Assets

        The Indenture provides that, subject to certain limitations, within three months from the Closing Date of any series of Bonds, the Issuer may (but is not obligated to) substitute Pooled Assets in place of defaulted or defective Pooled Assets initially included in the Pool relating to such series of Bonds, provided that (i) no more than 15% in principal amount of the Pooled Assets originally included in the Pool ("Original Pooled Assets") may be substituted for; (ii) only Original Pooled Assets may be substituted for; and (iii) after giving effect to any substitution, the aggregate of all payments to be received with respect to the Pooled Assets equals or exceeds the aggregate principal and interest to be payable with respect to the Bonds. Any substitute Pooled Assets will also be selected to comply with the representations and warranties of the Issuer with respect to the Pooled Assets in the Indenture.

   Representations and Warranties

        In the Indenture and each supplemental indenture thereto, the Issuer will represent and warrant to the Trustee with respect to the Pooled Assets securing each series of Bonds, among other things, that to the best of its knowledge:

       (i) The information set forth in the schedule of Pooled Assets attached as an exhibit to such supplemental indenture is true and correct in all material respects at the date or dates respecting which such information is furnished.

      (ii) As of the date of execution and delivery of each supplemental indenture each Pooled Asset identified in the schedule of Pooled Assets attached to such supplemental indenture is in full force and effect, and the Issuer has granted to the Trustee as security for the Bonds a security interest in the Issuer's right, title and interest in and to each Pooled Asset and the equipment subject to each Pooled Asset in the Pool securing the Bonds which security interest has been perfected by filing under the Uniform Commercial Code as in effect in the State of Wisconsin and with respect to each item of equipment in the jurisdiction where the principal place of business of the Lessee/Debtor under such Pooled Asset is located and in the jurisdiction in which the equipment subject to such Pooled Asset is located, provided that in general no fixture filings will be made with respect to equipment.

     (iii) The Issuer will own the Pooled Assets in good faith, without notice of any adverse claim.

      (iv) As of the date of execution and delivery of each supplemental indenture, the Issuer will be the sole legal owner of each Pooled Asset free and clear of all liens, security interests and other encumbrances, and immediately upon the transfer and assignment contemplated pursuant to such supplemental indenture (and assuming that the Trustee complies with its obligations under such supplemental indenture and has not in its individual capacity taken any action to grant any interest in any Pooled Asset to any other person), the Trustee will have a perfected first security interest in each Pooled Asset in the Pool created by such supplemental indenture.

       (v) As of the date of execution and delivery of each supplemental indenture, the terms of each Pooled Asset will not have been waived, altered or modified in any material respect, except by written instruments included in the documents delivered to the Trustee on the Closing Date.

      (vi) As of the date of execution and delivery of each supplemental indenture, insurance against the loss or theft of or damage to the equipment subject to each Pooled Asset in the Pool will be in effect and will provide coverage in an amount at least equal to the full insurable value of the equipment subject to each Pooled Asset in the Pool created by such supplemental indenture.

   Representations and Warranties of ZLC

        ZLC, as Seller of the Pooled Assets, will represent to the Issuer and the Trustee in the Purchase Agreement respecting the Pooled Assets collateralizing each series of Bonds, described in an addendum to the Purchase Agreement, that:

       (i) The information pertaining to each Pooled Asset set forth in Schedule A to an addendum to the Purchase Agreement (Annex A to the Prospectus Supplement respecting such series of Bonds) is true and correct in all material respects at the date or dates respecting which such information is furnished.

      (ii) Each Pooled Asset permits the assignment thereof by ZLC and of all of its rights and interests thereunder without the consent of the Lessee/Debtor thereunder.

     (iii) ZLC is the sole owner of each Pooled Asset free and clear of any security interests or any ownership or participation interests in favor of any other person.

      (iv) No Pooled Asset (after giving effect to any grace period therein) is more than 20 days delinquent or within the past 12 months has been more than 20 days delinquent, and within the three-year period ending on the closing date for the purchase of such Pooled Asset there have not been more than two late payments (after giving effect to any grace period) on such Pooled Asset.

       (v) There are no offsets, defenses or counterclaims affecting the obligation of the Lessee/Debtor to pay the unpaid rental or debt payments under such Pooled Asset.

      (vi) To the best of Seller's knowledge, the equipment subject to each Pooled Asset is free of damage and in good repair.

     (vii) Each Pooled Asset complies with applicable federal and state laws, rules, regulations and other requirements pertaining to usury.

    (viii) An insurance policy is in full force and effect with respect to the Equipment subject to each Pooled Asset providing coverage against the loss or theft of or damage to such equipment in an amount at least equal to the full insurable value of such equipment and requires at least 10 days prior notice to the Servicer of termination or cancellation; and no such notice of cancellation has been received.

      (ix) The terms of each Pooled Asset have not been waived, altered or modified in any material respect, except by written instruments delivered to the Issuer; no instrument which has not been delivered to the Issuer or Trustee has been executed which would effect any such waiver, alteration or modification; and no agreement has been entered into for the purpose of releasing the Lessee/Debtor under any such Pooled Asset in whole or in part, from its obligations under such Pooled Asset.

       (x) Each Lease provides to the Lessee thereunder an option to purchase the equipment leased thereunder only at the end of the term thereof if all rental payments required by the Leases have been paid in full unless otherwise indicated in Schedule A to the addendum to the Purchase Agreement relating to such Pooled Asset (Annex A to the Prospectus Supplement for such Series of Bonds).

      (xi) No Pooled Asset provides for a grace period of more than 15 days with respect to the period which must elapse after the due date for a payment before the Lessor may exercise remedies.

     (xii) To the best of ZLC's knowledge, no material circumstance or condition exists with respect to any Pooled Asset, equipment subject to such Pooled Asset that can reasonably be expected to cause such Pooled Asset to become delinquent.

        In the event, with respect to a Pooled Asset, any of the representations and warranties prove to be materially incorrect or misleading, or any Pooled Asset is defective, and the misrepresentation, defect or omission materially and adversely affects the interest of the Bondholders, then after the expiration of certain cure periods and assuming the Issuer is unable or chooses not to substitute for such Pooled Asset (see "Substitution of Pooled Assets"), the Trustee may demand that ZLC, and ZLC will be obligated to repurchase, the defective Pooled Asset at a price equal to the outstanding principal balance of the sales price for the equipment subject to such Pooled Asset plus due and unpaid rental or debt payments.

        The foregoing representations and warranties survive throughout the term of the supplemental indenture for each series of Bonds.

               CERTAIN BANKRUPTCY CONSIDERATIONS OF POOLED ASSETS

        Certain statutory provisions, including the United States Bankruptcy Code and similar state bankruptcy and insolvency laws, may limit the ability of the Servicer or the Trustee to liquidate a Defaulted Pooled Asset, repossess and resell the equipment related to a Pooled Asset or obtain a deficiency judgment against the obligor under a Pooled Asset or the lessee under a Lease assigned to Issuer in connection with the Non-Recourse Notes (an "Assigned Lease"). In the event of the bankruptcy or reorganization of any such obligor, any Lessee under an Assigned Lease, the Servicer or the Issuer, various provisions of such federal and state bankruptcy and insolvency laws may interfere with, delay or eliminate the ability of the Trustee to enforce its rights under the Pooled Assets.

        For example, although the bankruptcy of a Lessee would constitute an event of default under a Lease or an Assigned Lease, the federal Bankruptcy Code provides generally that rights and obligations under an unexpired Lease may not be terminated or modified solely because of a provision in the Lease that is conditioned upon the commencement of a case in bankruptcy. In addition, in a bankruptcy of a Lessee under a Lease or an Assigned Lease a bankruptcy court may prevent the Trustee from repossessing the equipment subject to the Lease or the Assigned Lease, and, as part of the rehabilitation plan for the Lessee, provide for deferred payments to the Trustee under the Lease or the Assigned Lease in an aggregate amount equal to the market value of the equipment at the time of bankruptcy, leaving the Trustee as a general unsecured creditor for the remainder of the amount due under the Lease or the Assigned Lease. A bankruptcy court may also condition the continuation of a Lease or an Assigned Lease on a reduction of the monthly payments due thereunder or a change in the time of payment.

        Similarly, in a bankruptcy of an obligor under a Purchase Money Security Agreement or a Non-Recourse Note a bankruptcy court may prevent the Trustee from repossessing the equipment related to the Purchase Money Security Agreement or Non-Recourse Note and may, as part of the rehabilitation plan for the obligor, reduce the total amount payable under the Purchase Money Security Agreement or Non-Recourse Note or reduce the monthly payments due thereunder or change the time of payment. If a Defaulted Pooled Asset creates a deficiency in the funds available to the Trustee to make a required payment on the Bonds, the Trustee will have recourse to the Guaranty, and it will not ordinarily be necessary for the Trustee to enforce the rights of the Issuer against the obligor under a Pooled Asset. Nevertheless, if the Guarantor is unable to perform its obligations under the Guaranty and as a result of the bankruptcy of an obligor under a Pooled Asset the Trustee or the Servicer is prevented from collecting scheduled and/or debt payments under such Pooled Asset, the Bondholders could suffer a loss with respect to the Bonds.

        The federal Bankruptcy Code also grants to the bankruptcy trustee or the debtor-in-possession a right to elect to assume or reject any unexpired Lease or Assigned Lease. Any rejection of such a Lease or Assigned Lease constitutes a breach of such Lease or Assigned Lease, entitling the non-breaching party to a claim for damages for breach of contract. The net proceeds from any judgment against or settlement by, a defaulting Lessee and from the disposition of the related equipment, would be deposited by the Servicer or the Trustee into the Principal and Interest Payment Account for the benefit of the Bondholders. Upon the bankruptcy of a Lessee, if the bankruptcy trustee or debtor-in-possession elected to reject a Lease or Assigned Lease, the flow of payments thereunder to the Issuer and the Bondholders would cease. As noted above, however, in such event the Trustee would have recourse to the Guaranty. Similarly, upon the bankruptcy of the Issuer, if the bankruptcy trustee or debtor-in-possession elected to reject a Lease or Assigned Lease, the flow of Pooled Asset payments to the Issuer and the Bondholders would cease. The Issuer, however, has been structured so that the filing of a bankruptcy petition with respect to it is unlikely. See "Ziegler Collateralized Securities, Inc. - Nonconsolidation in Bankruptcy."

        State bankruptcy and insolvency laws may have similar effects on the Trustee's ability to enforce its rights under a Pooled Asset. Such laws may vary as to procedural requirements, protections afforded to the debtor and remedies available to creditors, but they do not generally pose materially different risks to the Bondholders than those created by the provisions of the federal Bankruptcy Code described above. ZLC's current portfolio of Leases is spread across 41 states and the District of Columbia. Only 3 states, Wisconsin, New York and Indiana, represent 10% or more of total Lease income to the portfolio. See "Description of the Pool
   - General."

                                    SERVICER

   General

        ZLC is a Wisconsin corporation with its principal office in West Bend, Wisconsin. At December 31, 1994, ZLC had a net worth of $10,903,383. The address of ZLC's principal office is 215 North Main Street, West Bend, Wisconsin 53095, and its telephone number is (414) 334-5521.
   ZLC's business consists primarily of leasing equipment to and financing equipment for purchase by health care providers and other commercial enterprises. ZLC has been in business since June 1971.

   Servicing Standards

        The Issuer and ZLC will enter into a Servicing Agreement whereby ZLC will service the Pooled Assets. Under such arrangements, the Issuer will require ZLC to service and administer the Pooled Assets on behalf of the Trustee and in the best interests of the Bondholders (determined by the Servicer within the exercise of its reasonable judgment) in accordance with the terms of the Servicing Agreement and the Indenture and supplemental indentures. To the extent consistent with the preceding sentence, ZLC will be required to and intends to service and administer the Pooled Assets giving due consideration to generally accepted Lease or debt servicing and administering practice of prudent financing institutions but without regard to any other relationship which ZLC or any affiliate of ZLC may have with a Lease or debt instrument or any compensation ZLC may expect to receive in connection with any particular transaction (Servicing Agreement Section 3). In the event the Issuer determines that ZLC is not acting in accordance with the foregoing standard, the Issuer may take such action as is necessary to terminate the Servicing Agreement and replace ZLC with a new servicer.

        With respect to any Pooled Asset which comes into and continues in default and as to which no satisfactory arrangements can be made for collection of delinquent payment, ZLC will be required to furnish notice of such default to the Issuer and the Trustee.

        Regardless of the foregoing, ZLC will not be permitted to modify the terms of a Pooled Asset in any way or take any of the following actions without the Issuer's consent (or the Trustee's consent, if ZLC has received notice of an Event of Default of the Issuer under the Indenture): change the amount of rental or debt payments under the Pooled Asset; forgive any rental or debt payment; extend the due date for rental or debt payments in excess of six months; accelerate final payment of any Pooled Asset; waive any other term of a Pooled Asset that would result in one of the modifications mentioned in this sentence (Servicing Agreement Section
   4).

   Underwriting Standards

        The Underwriting Standards for ZLC's Lease portfolio are substantially the same as described under "DESCRIPTION OF THE POOL - Acquisition Standards Relating to Pooled Assets."

   Bad Debt Write-Off Experience

        Set forth below is certain information concerning the bad debt write-off experience on Leases held by ZLC for the years indicated.

              Cost of       Investment In  Reserve For     % of         % of    Bad Debt       % of        % of
   Year       Equipment     Leases (Net)   Bad Debts       Cost      Investment Write-Offs     Cost      Investment
   1994       92,014,382    45,553,062     587,132         0.638%      1.289%    119,159      0.1290%     0.262%
   1993       88,688,689    46,714,974     586,291         0.661%      1.255%    227,600      0.2570%     0.487%
   1992       96,114,653    51,004,587     650,000         0.676%      1.274%    407,089      0.4235%     0.798%
   1991       94,961,120    51,965,733     620,718         0.654%      1.194%     41,085      0.0432%     0.079%
   1990       94,607,825    48,429,138     484,976         0.513%      1.001%      1,373      0.0015%     0.003%
   1989       87,141,844    43,134,875     347,948         0.399%      0.807%     44,143      0.0507%     0.102%
   1988       77,403,143    35,113,397     332,131         0.429%      0.946%     27,289      0.0353%     0.078%
   1987       83,818,570    31,495,109     299,420         0.357%      0.951%          0      0.0000%     0.000%
   1986       77,243,772    19,489,850     178,566         0.231%      0.916%          0      0.0000%     0.000%
   1985       71,504,946    16,299,595     154,566         0.216%      0.948%     16,792      0.0235%     0.103%
   1984       63,500,973    15,791,334     147,358         0.232%      0.933%     14,905      0.0235%     0.094%
   1983       58,411,082    15,523,095     138,263         0.237%      0.891%      2,815      0.0048%     0.018%
   1982       49,356,857    14,127,110     141,078         0.286%      0.999%          0      0.0000%     0.000%
   1981       36,661,186    14,545,840     141,078         0.385%      0.970%      6,213      0.0169%     0.043%

        Although ZLC will represent that all Leases that at any time secure the Bonds will have been underwritten in accordance with ZLC's applicable underwriting policies, there can be no assurance that the write-off experience on such Leases will be comparable to that set forth above.

        The write-off experience in each year was generally attributable to one or two Leases. During the last five years (1990-1994) the aggregate write-off was attributable to Lessees located in the following states:
   California (79.3%), South Carolina (15%), Ohio (5.3%), and New York (.4%). In the opinion of ZLC management, this write-off experience does not provide a sufficient basis for projecting the future geographic distribution of bad-debt write-offs.

   Financial Information

        The following table includes information derived from ZLC's audited financial statements for each year in the three-year period ended December 31, 1994 and its balances as of December 31, 1994, 1993 and 1992. The financial information in the following table has been prepared in conformity with generally accepted accounting principles.

                           ZIEGLER LEASING CORPORATION

     FOR THE YEAR                   1994           1993           1992
     Revenues  . . . . . . . .   $10,792,134   $10,850,434    $12,053,524
     Expenses  . . . . . . . .   $ 9,586,455   $ 9,099,875    $ 9,776,996
     Income Before Taxes   . .   $ 1,205,679   $ 1,750,559    $ 2,276,528
     Net Income  . . . . . . .   $   763,679   $ 1,075,559    $ 1,419,528

     AT YEAR-END
     Total Assets  . . . . . .   $52,959,557   $56,104,187    $57,830,538
     Total Liabilities   . . .   $42,056,174   $44,814,483    $46,781,393
     Total Surplus   . . . . .   $10,903,383   $11,289,704    $11,049,145


        ZLC is a wholly-owned subsidiary of the Guarantor which also owns all of the outstanding Common Stock of the Issuer. The Issuer does not have or expect to engage in any business transactions with ZLC or any of its affiliates except with respect to (i) the origination, acquisition and servicing of Pooled Assets with respect to the Bonds offered hereby, (ii) the management of the Issuer, (iii) the public offering of the Bonds offered hereby, and (iv) the issuance of commercial paper and other short-term debt instruments.

   Other Considerations

        American courts have traditionally applied "equitable" principles to actions to enforce remedies in financing transactions which generally are designed to relieve borrowers from the harsh or unfair effects of defaults under financing documents. A court, in applying such principles, may have the authority to alter the specific terms of a Pooled Asset to the extent it feels is necessary to prevent or remedy an injustice, undue oppression or overreaching. The exercise by a court of its equity powers will depend on the individual circumstances of each case presented to it.

        In addition, lenders have historically been subject to a variety of restrictions which differ from state to state on the maximum permissible rate of interest, financing and closing fees and prepayment charges that may be contracted for and/or collected. Consequently, it is difficult to determine definitely whether a particular Pooled Asset has been made in compliance with all such applicable laws.

                                   MANAGEMENT

   Directors and Executive Officers

        The directors and executive officers of the Issuer are as follows:

        Name                   Age             Positions and Offices Held

        L. R. Van Horn         42              Director and President
        P.D. Ziegler           45              Director and Vice President
        M. E. Sedlmeier        38              Director and Treasurer
        J. R. Schmidt          35              Secretary

        Mr. Van Horn has been Director and President of the Issuer since its incorporation in 1991 and has also been Senior Vice President - Finance of the Guarantor and the Underwriter since March 1990. He joined the Underwriter as Director of Finance in May 1984 and was elected Vice President - Finance in March 1985.

        Mr. Ziegler has been Vice President of ZLC since 1991. Mr. Ziegler has been Chief Executive Officer of the Guarantor and the Underwriter since January 1990, having been President of both companies from April 1986 to January 1990, Executive Vice President of both companies from January, 1985 to April 1986 and Chief Operating Officer from June 1984 to January 1990.

        Mr. Sedlmeier has been Director and Treasurer of the Issuer since its incorporation in 1991 and has also been Chief Executive Officer since April 1995 and President of ZLC since January 1994. Prior thereto, Mr. Sedlmeier served as Chief Operating Officer since June 1991 and Executive Vice President since February 1987 of ZLC, having previously served as Assistant Vice President-Controller and in other executive capacities with ZLC since 1982.

        Ms. Schmidt has been Secretary of the Issuer since November 1992 and has also been Secretary of the Guarantor, the Underwriter and certain other affiliated corporations since November 1992. Prior to November 1992 and since 1986, Ms. Schmidt served as Executive Secretary to the General Counsel of the Guarantor. Since 1980, Ms. Schmidt has served in a variety of capacities for the Underwriter.

        The Issuer has no salaried employees. All of the above-named individuals are currently employees of the Underwriter. It is anticipated that the officers and directors of the Issuer will devote less than 5% of their total time worked per month to the affairs of the Issuer.

        The directors and executive officers of the Issuer are required to devote only so much of their time to the Issuer's affairs as is necessary or required for the effective conduct and operation of the Issuer's business. Since the Administrative Support Agreement provides that ZLC, will assume principal responsibility for administering the day-to-day operations of the Issuer and performing or supervising the performance of such other administrative functions necessary in managing the Issuer as may be agreed upon by ZLC and the Board of Directors of the Issuer, the officers named above, in their capacities as such, will devote only a small portion of their time to the affairs of the Issuer. However, since the above officers are officers of ZLC, they will devote such portion of their time to the affairs of ZLC as is required for the performance of the duties of ZLC under the Servicing Agreement.

   Executive Officers of ZLC

        The following persons are the principal executive officers of ZLC:

    Name                Age        Positions and Offices Held

    M. E. Sedlmeier     38         President and Chief Executive Officer
    S. C. O'Meara       45         Senior Vice President and General Counsel
    P. D. Ziegler       46         Vice President
    L. E. Johnson       45         Vice President-Sales and Marketing
    R. F. Jones         49         Vice President-Sales
    T. A. Norman        50         Vice President-Asset Management
    K. A. Kalnins       28         Controller
    D. M. Pieper        50         Assistant Vice President-Operations
    L. R. Van Horn      42         Treasurer
    J. C. Vredenbregt   41         Assistant Treasurer
    J. R. Schmidt       35         Secretary
    V. C. Van Vooren    64         Assistant Secretary

        Biographical information for Messrs. Van Horn, Ziegler, Sedlmeier and Ms. Schmidt is set forth above.

        Mr. O'Meara has been Senior Vice President and General Counsel of ZLC, the Guarantor and the Underwriter since January 1993. Prior thereto and since 1982, Mr. O'Meara was a partner in the law firm of O'Meara, Eckert, Pouros & Gonring, West Bend, Wisconsin.

        Mr. Johnson has been Vice President-Sales and Marketing since July 1995. Prior thereto, Mr. Johnson served as Vice President-Marketing since November 1993, Vice President-Sales since November 1992 and Sales Manager since October 1991. Prior thereto, Mr. Johnson served as First Vice President-Leasing for Valley Bank Corp., Madison, Wisconsin.

        Mr. Jones has been Vice President-Sales since December 1993. Prior thereto, Mr. Jones was Specialty Markets representative since February 1993. Prior to December 1992 and since May 1991, Mr. Jones served as Vice President-Sales for Norwest Financial. Mr. Jones served as Sales Manager of ZLC from January 1989 to May 1991. From 1970 to 1980, Mr. Jones held positions in sales, marketing and management with Westinghouse Credit and from 1980 to 1986 with BorgWarner Acceptance.

        Mr. Norman has been Vice President-Asset Management of ZLC since November 1992. Prior thereto and since 1986, Mr. Norman served as Asset Manager of ZLC.

        Mr. Kalnins has been Controller of ZLC since May 1995. Prior thereto, and since July 1993 Mr. Kalnins was Tax Manager of the Guarantor. Prior to July 1992 and since December 1989, Mr. Kalnins was a staff accountant with Virchow, Krause and Company.

        Ms. Pieper has been Assistant Vice President of ZLC since November 1992. Prior thereto and since October 1991, Ms. Pieper served as Operations Manager of ZLC and prior thereto, since March 1981, Data Controller with ZLC.

        Mr. Vredenbregt has been Assistant Treasurer of ZLC and certain other affiliated corporations since May 1987. Between May 1987 and May 1995, Mr. Vredenbregt was also Controller of ZLC. Prior to May 1987 Mr. Vredenbregt served as Senior International Accountant for Bolens Corporation, Port Washington, Wisconsin.

        Mr. Van Vooren has been Assistant Secretary of ZLC since 1991 and Treasurer and Senior Vice President of the Guarantor since January 1980. He has been Senior Vice President - Corporate Finance and Treasurer of the Underwriter since 1980. He currently heads the commercial paper department of the Underwriter.

        All of the above-named individuals are currently employees of the Underwriter.

   Summary of Transactions Between Issuer and Related Entities

        In carrying out its proposed business plan and the transactions described herein, the Issuer will enter into a number of contracts with related entities - i.e., (i) with ZLC, Non-Recourse Notes representing obligations of ZLC to repay principal and interest on funds advanced by the Issuer to finance the purchase of equipment for leasing to third parties, the Purchase Agreement and the addenda thereto pursuant to which the Issuer will acquire the Pooled Assets (See "Description of the Pool" herein), the Servicing Agreement pursuant to which ZLC will service the Pooled Assets (see "Servicer" herein) and the Administrative Support Agreement pursuant to which ZLC will administer the day-to-day operations of the Issuer (See "Administrative Support Agreement" herein) and (ii) with the Underwriter, the Underwriting Agreement (See "Plan of Distribution" herein and "Underwriting" in the Prospectus Supplement). The officers and directors of the Issuer are also officers of ZLC and the Underwriter and are employees of the Underwriter and for this reason may be viewed as having conflicting interests with respect to the above-enumerated contracts and the consummation of the transactions contemplated thereby, but in the opinion of the Issuer's management any such conflicting interest would not materially affect the interests of the Bondholders for the following reasons:

        1. The Bonds are being unconditionally guaranteed by the Guarantor which is the sole shareholder of the Issuer, ZLC and the Underwriter. Any advantage accruing to any one of its subsidiaries in connection with these contracts and transactions will ultimately benefit the Guarantor and any allocation of benefits under these contracts or changes there-in will not materially affect the credit of the Guarantor or its ability to satisfy its obligations under the Guaranty.

        2. All of the Pooled Assets will be reviewed by the Finance Committee consisting of senior management of the Guarantor and the Underwriter, and the same standards will be applied in approving the Pooled Assets which will secure the various Series of Bonds as are applied generally in approving Leases or other financing arrangements entered into by ZLC. No person directly involved in the day-to-day operations of ZLC is a member of the Finance Committee and no member of the Finance Committee is subordinate to persons actively engaged in ZLC's operations. The final decision to purchase particular Pooled Assets and include such Pooled Assets in a Pool securing a particular Series of Bonds will be made by officers of the Issuer a majority of whom are part of the senior management of the Guarantor and the Underwriter and are not actively engaged in the day-to-day operations of ZLC. It is contemplated that substantially all of the Leases, with options to purchase at termination of such Leases for a nominal purchase price which are obtained by ZLC, as well as the Purchase Money Security Agreements and Non-Recourse Notes, all of which satisfy the representations described under "Description of the Pool - Representations and Warranties of ZLC", will be sold to the Issuer and used to collateralize the Bonds. The inclusion of Pooled Assets in particular Pools will depend primarily on questions of timing, diversification (geographic, type of equipment and Lessee/Debtor) and pool sizing, and not on the relative strength of the credit underlying individual Leases or debt instruments.

        3. As described under "Servicer - Servicing Standards" herein, the powers of ZLC as Servicer are expressly limited by the Servicing Agreement. Upon an Event of Default under the Indenture with respect to any Series of Bonds, the Trustee will immediately succeed to the rights and responsibilities of the Issuer under the Servicing Agreement with respect to the Pooled Assets securing such Series of Bonds. The activities of ZLC under the Administrative Support Agreement are subject to the supervision of the Board of Directors of the Issuer, a majority of whom are part of the senior management of the Guarantor and the Underwriter and are not actively engaged in the day-to-day operations of ZLC.

        4. The relative advantages or disadvantages to the Issuer of the terms of the Underwriting Agreement and the Administrative Support Agreement will also not have a material impact on the Bondholders since, as noted under "Special Considerations - Limited Assets of Issuer", the Issuer is not expected to have any significant assets other than the Pools securing various Series of Bonds. It is anticipated that the Issuer will essentially operate on a break-even basis. Accordingly, the payment of interest and principal of any Series of Bonds will be dependent solely on the Pooled Assets securing such Series of Bonds and the general credit of the Guarantor.

        5. The Finance Committee is comprised of various senior management of the Guarantor and the Underwriter. Although P.D. Ziegler, S.C. O'Meara, L.R. Van Horn and J.C. Vredenbregt who are members of the Finance Committee are also officers and directors of ZLC, no member of the Finance Committee is actively engaged in the day-to-day operations of ZLC or is subordinate to any person actively engaged in the day-to-day operations of ZLC. Although persons actively engaged in the business of ZLC may be consulted by the Finance Committee in connection with its review of Pooled Assets and the decision of the Finance Committee may be influenced by the oral or written presentations of such persons, no person actively engaged in the day-to-day operations of ZLC is in a position to control the decision of any member of the Finance Committee.

   The Administrative Support Agreement

        The Issuer and ZLC are parties to an Administrative Support Agreement, for administrative services with respect to the operations of the Issuer. The Administrative Support Agreement provides that ZLC will perform administrative support services for the Issuer for the term of one year. Thereafter, the Administrative Support Agreement will be automatically "extended for successive one-year periods unless any party shall deliver a written notice of termination to the other party at least 60 days prior to the end of the renewal period. The Administrative Support Agreement is nonassignable except by consent of the Issuer and ZLC. The Administrative Support Agreement, or any extension thereof, may be terminated by the Issuer, immediately, by a majority of the directors of the Issuer or by vote of the holders of a majority of the outstanding shares of common stock of the Issuer. No notice of termination has been delivered by either party.

        ZLC will at all times be subject to the supervision of the Board of Directors of the Issuer and will have only such functions and authority as the Issuer may delegate to it as the Issuer's agent. It is anticipated that ZLC will be responsible for the accountings required under the Indenture; will direct the Trustee as to the investment in certain eligible investments of amounts at any time held by the Trustee; will be responsible for the day-to-day operations of the Issuer; will serve as the Issuer's consultant in connection with policy decisions to be made by the Board of Directors; and will perform such other activities relating to the assets of the Issuer as may be appropriate. ZLC will provide the executive and administrative personnel, office space and services required in rendering such services to the Issuer. The Administrative Support Agreement provides that directors, officers, employees, agents or affiliates of ZLC may serve as directors, officers, employees, agents, nominees and signatories for the Issuer.

   Administrative Support Fee

        The Administrative Support Agreement provides that ZLC is entitled to receive a monthly management fee (the "Administrative Support Fee") equal to .167% of the total net investment in Pooled Assets of the Issuer (determined in accordance with GAAP) as of the last day of the preceding month, provided that the aggregate management fee payable in any calendar year shall not exceed an amount equal to the net revenues of the Issuer before the payment of such management fee. The Administrative Support Fee is payable only to the extent funds are available therefor.

   Expenses

        Pursuant to the Administrative Support Agreement, ZLC pays employment expenses of its personnel; rent and other office expenses (except those relating to a separate office, if any, maintained by the Issuer); and travel and miscellaneous administrative expenses of ZLC incurred in connection with the Issuer's business. The Issuer will be required to pay all of its expenses, namely: (a) the cost of borrowed money; (b) all taxes applicable to the Issuer; (c) legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing, engraving and other expenses and taxes incurred in connection with the issuance, distribution, transfer and registration of the Issuer's securities (except as otherwise agreed with respect to legal and registration expenses relating to any series of Bonds; (d) fees and expenses paid to the Trustee or to any advisers, consultants, managers, including ZLC, and other agents employed directly by the Issuer; (e) expenses relating to the acquisition of the Pools, including but not limited to legal fees and other expenses of professional services; (f) the expenses of modifying or dissolving the Issuer; (g) all insurance costs incurred in connection with the Issuer; (h) expenses relating to payments of dividends or interest or distributions in cash or any other form made or caused to be made by the Board of Directors to holders of securities of the Issuer; (i) expenses relating to communications to holders of securities of the Issuer and of complying with the reporting and other requirements of governmental bodies or agencies, including the cost of printing and mailing certificates for securities and notices and reports to holders of the Issuer's securities; (j) transfer agent's and registrar's fees and charges; (k) expenses paid to directors and officers of the Issuer and the cost of officer and director liability insurance;
   (l) legal, accounting and auditing fees and expenses; and (m) expenses relating to any office or office facilities maintained by the Issuer separate from the office of ZLC.

   Limits of ZLC's Responsibility

        Pursuant to the Administrative Support Agreement, ZLC will not assume responsibility other than to render the services called for thereunder in good faith and will not be responsible for any action of the Issuer in following or declining to follow any advice or recommendations of ZLC, but ZLC shall nevertheless remain responsible for its own actions as stated above. ZLC, its directors, officers, shareholders and employees will not be liable to the Issuer, the Issuer's shareholders or others, except by reason of misfeasance, bad faith or negligence. The Issuer has agreed to indemnify ZLC and its affiliates with respect to all expenses, losses, damages, liabilities, demand, charges and claims of any nature in respect of acts or omissions performed or omitted by ZLC in good faith and in accordance with the standard set forth in the Administrative Support Agreement.

        The foregoing description of the Administrative Support Agreement does not purport to be complete but contains a summary of the material provisions thereof. Reference is made to a copy of the Administrative Support Agreement filed as an exhibit to the Registration Statement and the foregoing summary is qualified in its entirety by such reference.

                                     EXPERTS

        The consolidated financial statements and schedules of the Guarantor and subsidiaries as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, (incorporated herein by reference) in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports, with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                              PLAN OF DISTRIBUTION

        The Issuer will sell the Bonds offered hereby through B.C. Ziegler and Company (the "Underwriter"). The Underwriter is a wholly-owned subsidiary of the Guarantor which owns all of the issued and outstanding common stock of the Issuer. (See "Ziegler Collateralized Securities, Inc.
   - General.")

        The Prospectus Supplement with respect to each series of Bonds will set forth the terms of the offering of such series of Bonds including the proceeds to, and their intended use by, the Issuer, and either the initial public offering price, the discount to the Underwriter and any discounts or concessions allowed or reallowed to certain dealers, or the method by which the price at which the Underwriter will sell the Bonds will be determined.

        Except as otherwise described in the Prospectus Supplement with respect to a series of Bonds, the Underwriter will be obligated to purchase all of the Bonds of the series described in the Prospectus Supplement with respect to such series if any of such Bonds are purchased. The Bonds may be acquired by the Underwriter for its own account and may be resold from time to time in one or more transactions, including negotiated transactions at a final public offering price or at varying prices determined at the time of sale.

        The place and time of delivery for each series of bonds in respect of which this Prospectus is delivered will be set forth in the related Prospectus Supplement.

                             ADDITIONAL INFORMATION

        Copies of the Registration Statement of which this Prospectus forms a part and the exhibits thereto are on file at the offices of the Securities and Exchange Commission in Washington, D.C., may be obtained at rates prescribed by the Commission upon request to the Commission and may be inspected, without charge, at the offices of the Commission.

                                  LEGAL MATTERS

        The validity of the Bonds offered hereby will be passed upon for the Issuer and for the Underwriter by Foley & Lardner, Milwaukee, Wisconsin. The material federal income tax consequences of the Bonds will be passed upon for the Issuer by Foley & Lardner.